<PAGE 1>

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.       )


Filed by the registrant [ x ]

Filed by a party other than the registrant [   ]

Check the appropriate box:

[   ]  Preliminary proxy statement        [   ]  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
[ x ]  Definitive proxy statement

[   ]  Definitive additional materials

[   ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                         COMMONWEALTH ENERGY SYSTEM
               (Name of Registrant as Specified in Its Charter)


_____________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ x ]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11.

       1)  Title of each class of securities to which transaction applies:
           _______________________________________________________________

       2)  Aggregate number of securities to which transactions applies:
           _______________________________________________________________

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           _______________________________________________________________

       4)  Proposed maximum aggregate value of transaction:
           _______________________________________________________________

       5)  Total fee paid:
           _______________________________________________________________


[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount previously paid:
            _____________________________________________

        2)  Form, Schedule or Registration Statement No.:
            _____________________________________________

        3)  Filing party:
            _____________________________________________

        4)  Date filed:
            _____________________________________________


<PAGE 2>















                                                Commonwealth
                                                Energy System
                                                Notice of 1996
            (LOGO)                              Annual Meeting,
                                                Proxy Statement
                                                and 1995 Financial
                                                Information





































                                                Please sign and return your
                                                proxy promptly
<PAGE 3>


                          COMMONWEALTH ENERGY SYSTEM

                           Cambridge, Massachusetts

                   Notice of Annual Meeting of Shareholders

                                  May 2, 1996

To the Shareholders of
COMMONWEALTH ENERGY SYSTEM:

      Notice is hereby given that the Annual Meeting of Shareholders of Commonwealth Energy System will be held at the office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, on Thursday,
May 2, 1996, at 10:30 o'clock A.M., Eastern Daylight Time, for the following purposes:

      1. To elect three Trustees to hold office for a three-year term and until the election and qualification of their respective successors.

      2. To take action on a proposal by the Board of Trustees: i) to amend Section 22 of the System's Declaration of Trust, as amended, to change the number of authorized Common Shares of the System from eighteen million (18,000,000) shares having a par value of four dollars ($4) each to fifty million (50,000,000) shares having a par value of two dollars ($2) each; ii) to amend Section 5 of the System's Declaration of Trust in order to facilitate the implementation of share splits; and iii) to authorize and consent to a two-for-one share split resulting in the issuance of one additional Common Share for each Common Share outstanding.

      3. To consider and vote upon a shareholder proposal, if presented at the meeting, as described herein.

      4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Common Shareholders of record at the close of business on March 15, 1996 are entitled to notice of, and to vote at, the meeting.

                                          By order of the Trustees,





                                          Michael P. Sullivan
                                          Vice President, Secretary
                                          and General Counsel

March 29, 1996

                                   IMPORTANT

      We cordially invite you to attend the Annual Meeting of Shareholders, but IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE MAIL YOUR PROXY IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Because our shares are widely distributed over a large number of holders, it is both necessary and desirable that all Shareholders send in their proxies. Failure to secure a quorum on the date set would necessitate an adjournment, which would cause the System considerable and needless expense. To avoid this, please SIGN AND DATE the accompanying proxy and mail it promptly in the enclosed envelope to Commonwealth Energy System, P.O. Box 9150, Cambridge, Massachusetts 02142-9150.

<PAGE 4>


                                PROXY STATEMENT

      This statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Commonwealth Energy System (hereinafter called the "System") to be used at the Annual Meeting of Shareholders of the System to be held on Thursday, May 2, 1996, at the principal executive office of the System, One Main Street, P.O. Box 9150, Cambridge, Massachusetts 02142-9150, of which due notice has been given in accordance with the System's Declaration of Trust dated December 31, 1926, as amended. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A properly executed and returned proxy will be voted in accordance with the directions contained thereon. Abstentions shall be voted neither "for" nor "against," but shall be counted in the determination of a quorum. Broker non-votes shall not be counted either in calculating the number of shares present for the purpose of determination of a quorum or for the purpose of determining whether a matter has received the required number of votes. The giving of a later-dated proxy revokes all proxies previously given. The approximate date on which this Proxy Statement and the accompanying proxy card will first be mailed to Shareholders is March 29, 1996.

                             FINANCIAL STATEMENTS

      The audited financial statements of Commonwealth Energy System and Subsidiary Companies, which include comparative Balance Sheets as of December 31, 1995 and 1994, Statements of Income and Statements of Cash Flows for the three years ended December 31, 1995 and the Report of Independent Public Accountants, are included in Exhibit A of this Proxy Statement.

                               VOTING SECURITIES

      Each Common Share is entitled to one vote. Only Shareholders of record at the close of business on March 15, 1996 are qualified to vote at the meeting. There were outstanding as of the record date 10,764,838 Common Shares.

      The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies owned beneficially 1,678,765 Common Shares representing 15.6% of the outstanding Common Shares as of January 31, 1996. Members of the Plan are entitled to give voting instructions with respect to their interests.

                 OWNERSHIP BY MANAGEMENT OF VOTING SECURITIES

      The following table shows the beneficial ownership, reported to the System as of January 31, 1996, of Common Shares of the System owned by the Chief Executive Officer and the four other most highly compensated Executive Officers and, as a group, all Trustees and Executive Officers of the System.

                                               Total
                                               Common         Percent of
      Name                                     Shares (1)        Class

      William G. Poist                           5,871           0.1%
      Russell D. Wright                          3,602           0.1%
      Kenneth M. Margossian                      3,165           0.1%
      James D. Rappoli                           2,001           0.1%
      Leonard R. Devanna                         1,912           0.1%
      All Trustees and Executive Officers
        as a group (15 persons)                 26,788           0.2%
<PAGE 5>


(1) Beneficial ownership set forth in this Proxy Statement includes, where applicable, shares with respect to which voting or investment power is attributed to an Executive Officer or Trustee because of joint or fiduciary ownership of the shares or relationship of the Executive Officer or Trustee to the record owner, such as a spouse, together with shares held under the Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

                            1-ELECTION OF TRUSTEES

      Three Trustees will be elected at the Annual Meeting of Shareholders to hold office for the ensuing three years in accordance with the Declaration of Trust, which provides for staggered terms of Trustees of three years each. The three Trustees elected at this meeting will hold office for a three-year term and until the election and qualification of their respective successors. Under the terms of the Declaration of Trust, Trustees are required to be elected by a plurality vote of the Shareholders.

      The Shares represented by the enclosed form of proxy will be voted, and the persons named in such form of proxy will, unless otherwise directed in the proxy, vote shares represented by proxies received for the election of the following nominees, all of whom are presently Trustees:

                                Peter H. Cressy
                              William J. O'Brien
                               William G. Poist

      It is not contemplated that any of the three nominees will be unable to serve; however, should any of the nominees be unable to serve, your proxy will be voted for the election of a nominee acceptable to the remaining Trustees.

                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         January 31,
Name, Principal Occupation and Term of Office   Trustee    Age     1996

(C) SHELDON A. BUCKLER, formerly Vice Chairman
      of the Board and a Director, Polaroid
      Corporation, Cambridge, Massachusetts
      (Manufacturer of photographic equipment
      and supplies); Director, Aseco Corp.;
      Nashua Corporation; Parlex Corp. and
      Spectrum Information Technologies, Inc.
      TERM EXPIRES IN 1998 ...............       (1991)     64       2,047

(A) PETER H. CRESSY, Chancellor, University of
(E)   Massachusetts Dartmouth, North Dartmouth,
      Massachusetts
      TERM EXPIRES IN 1996 (NOMINEE)......       (1994)     54         105

(B) HENRY DORMITZER, formerly Executive Vice
(D)   President, Wyman-Gordon Company, Worcester,
      Massachusetts (Producer of forgings for
      aerospace and transportation industries)
      TERM EXPIRES IN 1997 ...................   (1985)     61         700
<PAGE 6>

                 INFORMATION CONCERNING NOMINEES AND TRUSTEES

                                                                 Common Shares
                                                                 Beneficially
                                               Year First        Owned as of
                                                Became a         January 31,
Name, Principal Occupation and Term of Office   Trustee    Age     1996

(A) BETTY L. FRANCIS, Executive Vice President
(C)   and Chief Financial Officer, BancBoston
      Mortgage Corporation, Jacksonville, Florida
      TERM EXPIRES IN 1998 ...................   (1991)     49         100

(C) FRANKLIN M. HUNDLEY, Member and a Managing
(D)   Director, Rich, May, Bilodeau & Flaherty,
      P.C., Boston, Massachusetts (Attorneys);
      Director, The Berkshire Gas Company
      TERM EXPIRES IN 1997 ...................   (1985)     61       2,425

(A) WILLIAM J. O'BRIEN, President, William J.
(D)   O'Brien, Inc., Southborough, Massachusetts
      (Management consulting)
      TERM EXPIRES IN 1996 (NOMINEE)..........   (1994)     63       1,100

    WILLIAM G. POIST, President and Chief
      Executive Officer of Commonwealth Energy
      System and Chairman, Chief Executive Officer
      and a Director of its subsidiary companies
      TERM EXPIRES IN 1996 (NOMINEE)..........   (1992)     62       5,871

(B) MICHAEL C. RUETTGERS, President, Chief
(E)   Executive Officer and a Director, EMC
      Corporation, Hopkinton, Massachusetts
      (Data storage technology); Director,
      CrossComm Corporation
      TERM EXPIRES IN 1998 ...................   (1995)     53         500

(B) GERALD L. WILSON, Vannevar Bush Professor of
(E)   Engineering, Massachusetts Institute of
      Technology, Cambridge, Massachusetts;
      Director, Analogic Corp.
      TERM EXPIRES IN 1997 ...................   (1985)     56         602

      Each of the persons named above has held his or her present position (or another executive position with the same employer) for more than the past five years except for Dr. Wilson, who served as Vice President-Corporate Technology and Manufacturing at Carrier Corporation during 1991-1992 while on a leave of absence from Massachusetts Institute of Technology, and Mr. O'Brien, who served as President and Chief Executive Officer of The Hanover Insurance Company from 1979 to 1992.

      During 1995, fees of $568,126 were incurred for legal services rendered by the firm of Rich, May, Bilodeau & Flaherty, P.C., of which Mr. Hundley is a Member and a Managing Director. The firm has been employed in the last fiscal year and the current fiscal year.

      Each Trustee, including nominees, owned beneficially less than one-third of one percent of the outstanding Common Shares.
-------------------------
(A)   Member of Audit Committee.

(B)   Member of Executive Compensation Committee.

(C)   Member of Nominating Committee.

(D)   Member of Benefit Review Committee.

(E)   Member of Strategic Planning Committee.
<PAGE 7>



            COMPENSATION OF EXECUTIVE OFFICERS DURING THE YEAR 1995

      The following table shows compensation paid by the System and its subsidiaries to the System's President and Chief Executive Officer and the four other highest paid Executive Officers of the System whose total compensation in 1995 exceeded $100,000.

                          SUMMARY COMPENSATION TABLE
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts

                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
William G. Poist      1995 $350,000 $95,645   -        -        -      -    $14,004
 President and Chief  1994  320,000  98,721   -        -        -      -     12,804
 Executive Officer of 1993  291,888  78,031   -        -        -      -     11,604
 the System and Chair-
 man and Chief Exec-
 utive Officer of its
 subsidiary companies

Russell D. Wright     1995 $231,667 $66,060   -        -       -       -    $ 9,269
 President and Chief  1994  215,897  60,964   -        -       -       -      8,400
 Operating Officer    1993  195,000  53,814   -        -       -       -      7,704
 of Cambridge
 Electric Light
 Company, Canal
 Electric Company,
 COM/Energy Steam
 Company and
 Commonwealth
 Electric Company

Kenneth M. Margossian 1995 $194,583 $56,040   -        -       -       -    $ 7,786
 President and        1994  179,917  52,005   -        -       -       -      7,140
 Chief Operating      1993  165,000  47,256   -        -       -       -      6,564
 Officer of Common-
 wealth Gas Company
 and Hopkinton LNG Corp.

James D. Rappoli      1995 $164,583 $46,624   -        -       -       -    $ 6,586
  Financial Vice      1994  151,686  43,196   -        -       -       -      5,880
  President and       1993  130,333  36,184   -        -       -       -      5,082
  Treasurer of the
  System and its
  subsidiary companies
        <PAGE 8>

                          SUMMARY COMPENSATION TABLE (CONT'D)
                                                   Long-Term Compensation (3)
                           Annual Compensation        Awards        Payouts
                                                                    Long-
                                                            Options  Term
                                           Other            /Stock  Incen-    All
                                           Annual   Restr-  Apprec-  tive    Other
                                           Compen-  icted   iation   Plan    Compen-
 Name and                  Salary          sation   Stock   Rights   (LTIP)  sation
 Principal Position   Year   (1)    Bonus    (2)    Awards  (SARS)  Payouts    (4)
Leonard R. Devanna    1995 $154,250 $45,511   -        -       -       -    $ 7,714
  Vice President -    1994  142,166  41,745   -        -       -       -      5,912
  Strategic Planning  1993  133,333  37,542   -        -       -       -      6,603
  of the System and
  Vice President-
  Systems, Planning and
  Development of
  COM/Energy Services
  Company

--------------------

(1) The amounts in this column represent the aggregate total of cash compensation received and compensation deferred by the above-named individuals. Compensation is deferred pursuant to the provisions of the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies.

(2) The dollar value of perquisites and other personal benefits, securities or property totalling either $50,000 or 10% of total annual salary and bonus, together with various other earnings, amounts reimbursed for the payment of taxes, and the dollar value of any stock discounts not generally available are required to be disclosed in this column. In 1995, there were no such perquisites, earnings, reimbursements or discounts paid or made.

(3) In 1995, the System did not provide to its employees, including Executive Officers, any payments or awards in the form of restricted stock, stock options, stock appreciation rights, long-term incentive plan payouts or other forms of long-term compensation.

(4) The amounts in this column represent the aggregate contributions by the System and certain subsidiary companies during 1995 on behalf of the above-named individuals to the Employees Savings Plan and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. The Employees Savings Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution plan. The Plan incorporates salary deferral provisions pursuant to Section 401(k) of the Internal Revenue Code for all employees who have elected to participate on that basis. The Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies is a defined contribution/defined benefit plan. Unlike the Employees Savings Plan, this Plan is not a qualified plan under Section 401(a) of the Internal Revenue Code. The Plan was established to provide an additional benefit to any participant in the Employees Savings Plan whose benefit under that Plan would be curtailed by limits in effect under the Internal Revenue Code for qualified plans. Of the amounts set forth in the "All Other Compensation" column, $6,162, $9,244, $4,621, $2,311 and $2,890 represent the contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna, respectively, by the Employees Savings Plan. Contributions made on behalf of Messrs. Poist, Wright, Margossian, Rappoli and Devanna by the Executive Salary Continuation and Excess Benefit Plan in 1995 equalled $7,842, $25, $3,165, $4,275 and $4,824, respectively.
        <PAGE 9>

                              PENSION PLAN TABLE

      The following table shows annual retirement benefits payable to employees, including Executive Officers, upon retirement at age 65, in various compensation and years of service classifications, assuming the election of a retirement allowance payable as a life annuity from the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies and the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies, as of December 31, 1995.

    Highest Annual
  Consecutive 3-Year
    Average Base
    Salary of Last               Annual Benefit for Years of Service (1)
      10 Years         10 Years   15 Years  20 Years   25 Years   30 Years   35 Years
    $ 90,000 ....      $15,771    $23,656   $ 31,541   $ 39,426   $ 47,312   $ 51,447
     120,000 ....       21,271     31,906     42,541     53,176     63,812     69,447
     150,000 ....       26,771     40,156     53,541     67,926     80,312     87,447
     180,000 ....       32,271     48,406     64,541     80,676     96,812    105,447
     210,000 ....       37,771     56,656     75,541     94,426    113,312    123,447
     240,000 ....       43,271     64,906     86,541    108,176    129,812    141,447
     270,000 ....       48,770     73,156     97,541    121,926    146,312    159,447
     300,000 ....       54,270     81,406    108,541    135,676    162,812    177,447
     330,000 ....       59,770     89,656    119,541    149,426    179,312    195,447
     360,000 ....       65,270     97,906    130,541    163,176    195,812    213,447
     390,000 ....       70,770    106,156    141,541    176,926    212,312    231,447
     420,000 ....       76,270    114,406    152,541    190,676    228,812    249,447

-------------

(1) Federal law places certain limits on the amount of benefits which can be paid from qualified pension plans. Payments made by the System in excess of the applicable limitations are made pursuant to the terms of the Executive Salary Continuation and Excess Benefit Plan of Commonwealth Energy System and Subsidiary Companies. For 1995, the maximum annual compensation limit under the Pension Plan for Employees of Commonwealth Energy System and Subsidiary Companies was $150,000, and the maximum annual benefit under that Plan was $120,000.

      The Pension Plan is a non-contributory defined benefit plan. The Plan is a final average earnings type plan under which benefits reflect the employee's years of credited service. The employee receives the higher of either an integrated or non-integrated formula to realize the maximum retirement benefit applicable to his or her employment history. Both of the formulae are based on the average of the three highest consecutive January 1 base salaries during the ten-year period preceding the employee's retirement or termination. Retirement benefits are available to employees on or after age fifty-five provided the sum of their age and years of service is at least seventy-five. Messrs. Poist, Wright, Margossian, Rappoli and Devanna have 31, 28, 26, 21 and 14 credited years of service respectively. For the purposes of calculating the annual retirement benefits of Messrs. Poist, Wright, Margossian, Rappoli and Devanna pursuant to the Plan, only the amounts set forth in the summary compensation table as "Salary" are utilized to determine each Executive Officer's three highest consecutive January 1 base salaries during the ten-year period preceding the Executive Officer's retirement or termination.

      Each Executive Officer of the System has elected certain pre-retirement death benefits and supplemental retirement benefits in exchange for waiving certain standard life insurance benefits (in excess of $50,000), and the survivor income benefits generally available to all eligible employees. The alternative program for Executive Officers provides a pre-retirement death benefit of either: (i) a lump-sum payment of three times annual base salary; or (ii) fifty percent of monthly base salary for one hundred and eighty months. The supplemental retirement benefit provides that an Executive Officer may retire after the attainment of age fifty-five and completion of ten years of service. Normal retirement at age sixty-five provides an annual
<PAGE 10>


payment equal to thirty-five percent of final base salary per year for life, or for a period of one hundred and eighty months, whichever is longer. Benefits are reduced for retirement prior to age sixty-five. The supplemental retirement benefits are in addition to the amounts shown in the table above and are not subject to limitation. If termination of employment occurs following a change in control of the System after the Executive Officer's completion of ten years of service with the System but before the attainment of age fifty-five, the Executive Officer shall be entitled to receive upon attainment of age fifty-five a retirement benefit equal to the amounts that would have been payable had the Executive Officer remained in the employment of the System until the date of the Executive Officer's fifty-fifth birthday and retired on that date. Should the employment of the Executive Officer terminate for any other reason (other than death) and before completion of ten years of service and attainment of age fifty-five, there are no benefits payable under this alternative program for Executive Officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Executive Compensation Committee of the Board of Trustees (the "Committee") is composed of three independent, non-employee Trustees. The Committee reviews and approves compensation levels for the System's Chief Executive Officer and oversees the System's executive compensation programs affecting all Executive Officers. These programs have been designed in order to attract, retain, motivate and reward those individuals who are most responsible for the System's growth and profitability.

      Compensation for Executive Officers consists of base salary, annual cash incentive compensation and long-term incentive awards in the form of restricted stock awards of Common Shares. Executive Officers also participate in the Pension Plan and the Employees Savings Plan and receive benefits under medical and other benefit plans which are available to employees generally.

      The Chief Executive Officer's base salary target is designed generally to match the market median for the utility reference group described in the next paragraph. The Committee adjusts the Chief Executive Officer's salary in relation to the salary range target on a subjective basis, through the evaluation of the same objective criteria used to determine the Chief Executive Officer's annual incentive award set forth below. Less emphasis is placed on base salary adjustments than on incentive compensation, consistent with the Committee's objectives of placing increasingly greater emphasis on performance based, at-risk incentive compensation.

      In setting the Chief Executive Officer's base salary for 1995, the Committee surveyed and reviewed compensation levels and the reference criteria relating to such compensation levels within the gas and electric utility industry. Compensation data and comparisons were provided to the Committee by an independent consultant and were used by the Committee together with market compensation data provided by the System's human resources department, compensation reports contained in proxy materials for companies considered by the Committee to be similar to the System in size, responsibility and complexity, and utility industry references such as those provided by the Edison Electric Institute. Among the reference criteria reviewed by the Committee in developing external market pay norms were business type (investor-owned utilities), scope (utilities with revenues of approximately $500 million to $2 billion) and location (utilities headquartered in the northeast region of the U.S.). This market reference group of companies represents a subset of Value Line, Inc.'s utility sample. It is not necessary for the Committee to formulate a policy with respect to qualifying compensation paid to Executive Officers for deductibility under Section 162(m) of the Internal Revenue Code, since the compensation of each Executive Officer of the System is significantly lower than the $1 million threshold at which tax deductions are limited.
<PAGE 11>


      The System's Annual Incentive Plan provides for awards of up to a maximum of 30% of annual base salary. The Chief Executive Officer's award for 1995 pursuant to the System's Annual Incentive Plan was determined on a weighted basis, with two-thirds of the award potential attributable to the attainment of System goals and objectives, and one-third of the award potential attributable to individual goals and objectives. For 1995, the System criteria forming the goals and objectives applicable to the Annual Incentive Plan were: 1) meeting pre-established targets comparing System actual net income to budgeted net income for 1995; 2) success in implementing budgetary constraints in the interest of controlling costs; and 3) meeting certain pre-established benchmark measures of operation and maintenance expenses per customer, as compared to a peer group of 18 utility companies recommended by the System's independent compensation consultant. Each of the three System goals and objectives are equally weighted, and awards are made based on meeting, exceeding or reaching maximum attainment of targets.

      The goal established for actual net income was to meet or exceed the approved budgeted amounts. The System's 1995 net income exceeded targeted net income by 11.9%, resulting in a maximum award. The goal established for cost control was for operation and maintenance expenses in 1995 to be below the approved budgeted amounts. This goal was achieved by the System having reduced actual operation and maintenance expenses to 7.1% below established budgets, resulting in a maximum award for having exceeded the 5% below budget maximum target. The goal of maintaining operation and maintenance expenses per customer within the top 50% of the 18 company industry peer group was exceeded, as the System was rated the fifth most effective of the 18 companies in controlling operation and maintenance expenses. In the aggregate, the goals and objectives applicable to the System component of the Annual Incentive Plan were rated as 100% achieved.

      The individual goals of the Chief Executive Officer for 1995 under the Annual Incentive Plan included: implementing six specific objectives developed in 1995 relating to the System's strategic plan, developing and implementing an effective investor relations program, and strengthening the System's relationships with state regulatory and elected officials so as to help advance the System's positions on issues having the greatest impact on the industry. The Chief Executive Officer's performance relative to achieving individual goals was rated as 73% achieved, resulting in an aggregate performance rating of 91% achievement.

      The System's Long Term Incentive Plan, approved by shareholders in 1994, measures performance and provides the potential for awards of Common Shares over a three-year Plan Period. The first year of the initial Plan Period established under that Plan was 1994, and as a result no award was made under the Plan for 1995.

      With respect to other Executive Officers, the Chief Executive Officer, in conjunction with the System's human resources department and independent consultant, established salary ranges for each Executive Officer. The salary ranges were based in part upon salaries provided to executive officers in the System's industry peer group, as reported by the Edison Electric Institute and from regional salary surveys, so as to establish salary ranges generally in the median of the peer group. Specific salary levels were then established through an evaluation of the Executive Officer's performance of goals and duties. The base salary levels, as recommended by the Chief Executive Officer, were also reviewed and approved by the Executive Compensation Committee.

      In addition to base salary, the named Executive Officers are also eligible under the Annual Incentive Plan to receive annual variable incentive compensation of up to a maximum of 30% of annual base salary. In 1995, the System goals and objectives constituting the annual performance criteria and the corresponding weightings which determined eligibility for awards to the named Executive Officers under the Annual Incentive Plan were the same as those applicable to the Chief Executive Officer. The individual goals and
<PAGE 12>


objectives of the other Executive Officer Plan participants included various financial and operating performance standards, such as the continued maintenance of individual department total annual expenses at amounts not exceeding approved budgets, the negotiation and execution of settlement agreements with state regulatory agencies so as to resolve several financial issues without the need to file and prosecute a rate case, and the implementation of enhanced procedures designed to further reduce costs and increase productivity of both in-house and outside legal counsel services.

                        THE EXECUTIVE COMPENSATION COMMITTEE
                        Henry Dormitzer, Chairperson
                        Michael C. Ruettgers
                        Gerald L. Wilson
<PAGE 13>


                     COMPARATIVE TOTAL SHAREHOLDER RETURN

      Set forth below is a line graph comparing the cumulative total shareholder return for the System's Common Shares to the cumulative total return of the S&P 500 Stock Index and a Peer Group Index which is comprised of 88 utility companies (including the System) which are followed by Value Line, Inc. The entities which comprise the Peer Group are also set forth hereinafter.

                      Comparative Five-Year Total Returns
         Commonwealth Energy System, S&P 500 and Value Line Peer Group
                    (Performance results through 12/31/95)


        ---------------------------------------------------------------


                          Line graph illustration of

                 comparative five-year (1991-1995) cumulative

                     total returns based on values listed

                                in chart below.


        ---------------------------------------------------------------


                   1990      1991      1992      1993      1994      1995

      COM/Energy  $100.00   $128.84   $150.74   $174.25   $147.29   $195.20
      S&P 500      100.00    130.55    140.72    154.91    157.39    216.42
      Peer Group   100.00    129.87    139.63    155.49    136.52    178.91

      Assumes $100 invested at the close of trading on the last trading day of 1990 in COM/Energy Common Shares, S&P 500 and the Peer Group. Also assumes reinvestment of dividends.

      Source: Value Line, Inc.

                                  PEER GROUP


Allegheny Power System, Inc.              Montana Power Co.
American Electric Power Co., Inc.         Nevada Power Co.
Atlantic Energy Inc.                      New England Electric System
Baltimore Gas and Electric Company        New York State Electric & Gas Corp.
Boston Edison Company                     Niagara Mohawk Power Corporation
Carolina Power & Light Co.                NIPSCO Industries Inc.
Centerior Energy Corporation              Northeast Utilities
Central Hudson Gas & Electric Corp.       Northern States Power Co.
Central Louisiana Electric Company Inc.   Northwestern Public Service Co.
Central Maine Power Co.                   Ohio Edison Co.
Central & South West Corp.                Oklahoma Gas & Electric Co.
Central Vermont Public Service Corp.      Orange and Rockland Utilities, Inc.
CILCORP Inc.                              Otter Tail Power Co.
CINergy Corp.                             Pacific Gas & Electric Co.
CIPSCO Incorporated                       PacifiCorp.
CMS Energy Corp.                          PECO Energy Company
<PAGE 14>


Commonwealth Energy System                Pinnacle West Capital Corp.
Consolidated Edison Co. of New York, Inc. Portland General Electric Co.
DPL Inc.                                  Potomac Electric Power Co.
Delmarva Power & Light Company            PP&L Resources, Inc.
Dominion Resources, Inc.                  Public Service Co. of Colorado
DQE                                       Public Service Co. of New Mexico
Duke Power Co.                            Public Service Enterprise Group Inc.
Eastern Utilities Associates              Puget Sound Power & Light Co.
Empire District Electric Company          Rochester Gas and Electric Corp.
Entergy Corporation                       St. Joseph Light & Power Co.
Florida Progress                          SCANA Corp.
FPL Group, Inc.                           SCEcorp
General Public Utilities Corp.            Sierra Pacific Power Co.
Green Mountain Power Corp.                The Southern Company
Hawaiian Electric Co., Inc.               Southwestern Public Service Co.
Houston Industries Incorporated           TECO Energy, Inc.
Idaho Power Co.                           Texas Utilities Company
IES Industries                            TNP Enterprises, Inc.
Illinova Corp.                            Tucson Electric Power Co.
Interstate Power Co.                      Unicom Corp.
IPALCO Enterprises, Inc.                  Union Electric Co.
Kansas City Power & Light Co.             United Illuminating Co.
KU Energy Corporation                     UtiliCorp. United Inc.
LG&E Energy Corp.                         Washington Water Power Co.
Long Island Lighting Co.                  Western Resources Inc.
MDU Resources                             Wisconsin Energy Corp.
MidAmerican Energy Company                WPL Holdings, Inc.
Minnesota Power & Light Co.               WPS Resources Corporation


               MEETINGS OF THE BOARD OF TRUSTEES AND COMMITTEES

      The System's Board of Trustees held fourteen meetings throughout 1995. The Board has an Audit Committee, an Executive Compensation Committee, a Nominating Committee, a Benefit Review Committee and a Strategic Planning Committee.

      The Audit Committee is composed of Betty L. Francis, Chairperson, Peter H. Cressy and William J. O'Brien. The Committee held four meetings in 1995. The Committee's functions are to recommend the selection of an independent public accountant, to review the scope of and approach to audit work, to review non-audit services provided by the independent public accountants, and to review accounting principles and practices and the adequacy of internal controls.

      The Executive Compensation Committee is composed of Henry Dormitzer, Chairperson, Michael C. Ruettgers and Gerald L. Wilson. During 1995 the Committee held six meetings. This Committee reviews and recommends compensation and promotional adjustments for certain of the System's personnel and also reviews and recommends adjustments to the compensation of Trustees.

      The Nominating Committee is composed of Sheldon A. Buckler, Chairperson, Betty L. Francis and Franklin M. Hundley. The Committee held two meetings in 1995. The functions of the Committee are to coordinate suggestions or searches for potential nominees for the position of Trustee, to review and
<PAGE 15>


evaluate qualifications of potential nominees and to recommend to the Board of Trustees nominees for vacancies occurring from time to time on the Board of Trustees. The Committee will consider nominees recommended by Shareholders upon the timely submission of the names of such nominees with their qualifications and biographical information forwarded to the Nominating Committee of the Board of Trustees.

      The Benefit Review Committee is composed of Franklin M. Hundley, Chairperson, Henry Dormitzer and William J. O'Brien. During 1995 the Committee held one meeting. The Committee was organized to consider and recommend to the Board of Trustees matters associated with the System's major funded benefit plans. Functions of the Committee include recommending the composition of benefit plan boards and reviewing investment policy, objectives, performance or proposed changes related to the plans.

      The Strategic Planning Committee is composed of Gerald L. Wilson, Chairperson, Peter H. Cressy and Michael C. Ruettgers. The Committee held two meetings during 1995. The functions of this Committee are to attend strategic planning sessions, provide support and insight to management and coordinate management planning activities with the Board of Trustees.

      During 1995, each Trustee who was not an employee of the System was compensated for his or her services as Trustee at the rate of $10,000 per year, plus $850 for each Trustee and Committee meeting attended. The Chairpersons of the Audit, Executive Compensation, Benefit Review and Strategic Planning Committees each received an additional $1,000 during the year. In addition, the Chairman of the Board received a retainer of $10,000 per year for his services as Chairman of the Board and of the Nominating Committee. Effective February 23, 1996, non-employee Trustees are compensated for their services as Trustee at the rate of $12,500 per year, plus $1,000 for each Trustee and Committee meeting attended. The Chairpersons of the Audit, Executive Compensation, Benefit Review and Strategic Planning Committees each receive an additional $1,000 during the year. In addition, the Chairman of the Board receives a retainer of $20,000 per year for his services as Chairman of the Board and of the Nominating Committee.

      Trustees are entitled to defer all or a specified portion of their compensation pursuant to the terms of the Deferred Compensation Plan for Trustees of Commonwealth Energy System. An account is established for each Trustee electing to participate in the Plan, which account is credited with the amount which would otherwise be payable to the Trustee as compensation for the Trustee's services. At the end of each month, interest is credited at an annual rate equivalent to the weighted average prime lending rate. Upon the Trustee's retirement, the account balance is paid either in a lump sum or in annual installments according to the election made by the Trustee. The rights of the Trustee in the account are not assignable and constitute an unsecured claim against the general assets of the System.

      The Retirement Plan for Trustees of Commonwealth Energy System was adopted to provide retirement benefits to non-management members of the Board of Trustees in recognition of their services to the System. Members of the Board of Trustees who have served as Trustees for at least five years are eligible to participate in the Plan. Each eligible Trustee qualifies for an annual retirement benefit payment equal to fifty percent of the annual retainer fee in effect at retirement (excluding retainers for chairing committees), plus 10% of the annual retainer fee for each year in addition to five years served, up to 100% of such fee. The annual retirement benefit payment is adjusted to reflect the first subsequent increase, if any, in the annual retainer fee for service on the Board following the Trustee's retirement. The annual retirement benefit payment becomes vested at the time of eligibility and is payable to Trustees for a period equal to the greater of ten years or the number of years of service as a Trustee.

<PAGE 16>


                   2-AMENDMENTS TO SECTIONS 5 AND 22 OF THE
                             DECLARATION OF TRUST

      There will be presented to Shareholders by the Board of Trustees a proposal to amend Sections 5 and 22 of the System's Declaration of Trust, which sections set forth the specific powers of the Board of Trustees, the present authorized number of Common Shares of beneficial interest and the par value of such Common Shares. The proposed amendments would change the par value of each Common Share from Four Dollars ($4.00) to Two Dollars ($2.00), increase the number of authorized Common Shares from 18,000,000 to 50,000,000 Common Shares, and allow for share splits or reverse share splits and changes in the par value of Common Shares under certain terms without specific Shareholder approval. The text of the proposed amendments to Sections 5 and 22 is annexed as Appendix A to this Proxy Statement.

      The Trustees of the System have concluded that it would be desirable for the Common Shares of the System to be split on a two-for-one basis because the Trustees believe such a split will broaden the market for the System's Common Shares and result in a wider distribution of the System's Common Shares, both of which are regarded by the Trustees as being in the best interests of the System and its Shareholders. In addition, the Trustees have concluded that it would be desirable to increase the total number of Common Shares authorized for issuance and for the Trustees of the System to be able to effect future share splits that would not alter the aggregate par value of the then outstanding Common Shares without the expense and potential for delay that could result from the current requirement that splits of Common Shares be specifically approved by the holders of a majority of such shares. Accordingly, the Trustees have proposed that the Declaration of Trust of the System be amended so as to change the number of authorized Common Shares of the System from 18,000,000 Common Shares, par value $4.00 per share, to 50,000,000 Common Shares, par value $2.00 per share, that share splits be facilitated by an amendment to Section 5 of the Declaration of Trust, and that a share split be effected such that each Common Share of the System issued and outstanding on the record date of such split be changed into two Common Shares, par value $2.00 per share.

      Upon approval by the holders of a majority of the Common Shares, the proposed amendments will become effective upon the filing of the amended Declaration of Trust, as required by the terms of the Declaration of Trust and the laws of the Commonwealth of Massachusetts. The Trustees will vote May 2, 1996 to effect a two-for-one split of the Common Shares. It is presently expected that the record date of the proposed share split will be May 15, 1996. At the close of business on the record date, the System shall determine the Shareholders of record on such date. Shareholders of record shall be entitled to receive an additional Common Share for each Common Share held on said record date when the share split becomes effective. The effective date of the share split is expected to be June 5, 1996. The Board of Trustees, however, may fix a different record or effective date for the share split.

      Upon the effective date of the share split, the outstanding certificates representing Common Shares will represent, in every instance, exactly the same number of Common Shares of the par value of $2.00 per share. EACH CERTIFICATE OUTSTANDING PRIOR TO THE RECORD DATE FOR THE SHARE SPLIT WILL CONTINUE TO REPRESENT THE SAME NUMBER OF SHARES. DO NOT DESTROY YOUR CERTIFICATES AND DO NOT MAIL THEM TO THE SYSTEM OR ITS TRANSFER AGENT. EACH SUCH CERTIFICATE AND THE CERTIFICATES FOR ADDITIONAL SHARES TO BE MAILED WILL REPRESENT YOUR TOTAL SHARES AFTER THE SHARE SPLIT BECOMES EFFECTIVE. It is presently anticipated that additional certificates representing one additional Common Share of the par value of $2.00 per share for each Common Share outstanding on the record date will be issued on the date that the share split becomes effective.
<PAGE 17>

      On March 15, 1996, there were 18,000,000 Common Shares authorized, of which 10,764,838 were issued and outstanding. After giving effect to the proposed amendment, the number of Common Shares authorized would increase to 50,000,000 and, upon the effective date of the share split, the number of Common Shares issued and outstanding as aforesaid would double. The increase in the number of authorized Common Shares will permit the System to respond more readily to the market for such shares and will assist the System in effecting transactions involving the issuance of additional Common Shares.
The System, however, currently does not have plans for the issuance of any additional Common Shares, other than the additional Common Shares that would be issued to Shareholders in connection with the proposed two-for-one share split. The System may issue additional Common Shares pursuant to the System's Dividend Reinvestment and Common Share Purchase Plan or pursuant to a new issuance of Common Shares made in accordance with the requirements of the Declaration of Trust and applicable laws.

      The change in par value from $4.00 to $2.00, in conjunction with doubling the number of Common Shares issued and outstanding as aforesaid, will not result in any changes in the total Shareholders' equity accounts of the System represented by the Common Shares, Preferred Shares, premium on shares and retained earnings. Financial statements are not furnished herewith specifically for the purposes of the proposal, inasmuch as such statements are not deemed necessary for the exercise of prudent judgment in voting for or against the proposal, as the proposed amendments, together with the share split, will occasion no change in and of themselves in the relative holdings of Shareholders and will cause no change in the aggregate par value of outstanding Common Shares (or Preferred Shares) of the System.

      The System has been advised by counsel that the proposed share split will not result in any gain or loss for Federal income tax purposes to the System's Common Shareholders. For Federal income tax purposes, the tax basis of each Common Share held after the split will be equal to one half of the basis of each Common Share held prior thereto, and the holder of each Common Share outstanding immediately prior to the record date will be entitled to tack the holding period for each such Common Share to each Common Share received in the proposed share split. For additional information and with regard to any questions regarding the tax consequences of the proposed share split, Shareholders should consult their own tax advisors.

      Under the current provisions of the Declaration of Trust, approval by the holders of a majority of the Common Shares is required for any share split, reverse share split or change in par value involving Common Shares.
The Board of Trustees recommends amending these provisions by the addition of a new Section 5(w), which will have the effect of deleting the requirement of obtaining such Common Shareholder approval for share splits, reverse share splits or changes in par value in connection with share splits that will not alter the aggregate shareholder equity accounts of the System. The Board believes that this amendment will help eliminate the expense and potential for delay that accompanies the present Common Shareholder approval requirement and should allow the System to respond more readily to the market for its Common Shares.

      The proposed amendments to the Declaration of Trust relating to the increase in the number of authorized Common Shares and the facilitation of splits of Common Shares, together with the proposed two-for-one share split, are presented as one integrated proposal. The adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to be voted at the meeting. There are no rights of appraisal or similar rights of dissenters with respect to the proposal.

      Upon the affirmative vote of the holders of a majority of the outstanding Common Shares entitled to vote on the proposal, the System will on May 2, 1996 effect the filing of the amended Declaration of Trust, as required by the terms of the Declaration of Trust and the laws of the Commonwealth of Massachusetts and the Trustees will vote to effect the two-for-one share split as described above.

      THE TRUSTEES RECOMMEND A VOTE "FOR" THE APPROVAL OF THE AMENDMENTS.
<PAGE 18>


                            3-SHAREHOLDER PROPOSAL

      The System has been advised that Mr. John Jennings Crapo, Porter Square Branch, P.O. Box 151, Cambridge, Massachusetts, 02140-0002, holder of 225 Common Shares, proposes to submit the following proposal at the 1996 Annual
Meeting:

      It is the judgment of the Shareholders of the Commonwealth Energy System ("C.E.S.") that the C.E.S. DECLARATION OF TRUST dated December 31, 1926 as Amended be amended and that the Board of Trustees present to Shareholders at the next Annual Meeting of Shareholders an appropriate amendment to said Declaration of Trust to accomplish the following:

      Trustees elected at the Annual Meeting of Shareholders starting with the 1998 Annual Meeting of Shareholders shall be elected to hold office until the next annual meeting and until their successors are elected and qualified.

                             SUPPORTING STATEMENT

      Presently I have 225 shares of C.E.S. Common Stock which May 15, 1995 closed at $40.75 and aggregately was worth $9,168.75.

      At said stock's closing May 27, 1994 I had 225 said shares and it was worth $40.50 ($9,112.50).

      May 07, 1993 at said stock's closing, I had 225 shares worth $44.50 ($10,012.50).

      May 08, 1992 at the stock closing I had 225 shares said stock worth $37.25 ($8,381.25).

      May 17, 1991 I had 224 shares of said stock worth $33.37 ($7,476.00).

      May 23, 1990 I had 218 shares of said stock at stock's closing worth $34.50 ($7,521.00).

      I've sold none of said shares and plan to continue to own them throughout the adjournment of the C.E.S. next stockholder meeting at which time I plan to move proposal's adoption. I plan to attend in person the next stockholder meeting.

      At May 04, 1995 stockholder meeting proponent moved proposal's adoption. Motion to adopt for the fourth time this proposal has been considered was seconded by Mr. Henry Dormitzer, Trustee, who is Chairperson of the C.E.S. Board of Trustees Executive Compensation Committee. At the 1992, 1993 and 1994 C.E.S. stockholder meeting attorney Mr. Richard J. Morrison of the COM/Energy Services Company seconded Proponent's motion to adopt this proposal. May 4, 1995, Proponent's Proposal got 16% of the votes of shares cast in person and by Proxy. These 1995 figures are subject to revision pending on proponent receiving the tally in writing from Mr. Sullivan, Esq. whom as General Counsel of COM/Energy Services Co., is Mr. Morrison's supervisor.

      BOARD OF TRUSTEES RECOMMENDATION:

      The Board of Trustees recommends a vote AGAINST this proposal for the following reasons:

      This proposal has been submitted at each Annual Meeting since 1991. It requests that the Board of Trustees submit a proposal to Shareholders at the 1997 Annual Meeting, calling for the repeal of the classified Board, so that all Trustees would be elected on an annual basis. The classified board was adopted at the 1987 Annual Meeting, when Shareholders voted to amend the System's Declaration of Trust to create three classes of Trustees, with an equal number of Trustees in each class, and to provide that the Trustees would serve three-year staggered terms, such that three Trustees are eligible for
<PAGE 19>


election each year. The classified board is intended to help to ensure continued familiarity of Board members with the business, management and policies of the System, since a majority of the Trustees at any given time would have prior experience as Board members. These amendments are also designed to encourage persons seeking to acquire control of the System to initiate an acquisition through arms-length negotiations with the System's management and Board of Trustees, by making it more difficult to change the composition of the Board. Also, the amendments may allow the System's management to obtain more time and information for evaluating a takeover proposal, in order to fully protect the interests of the System and its Shareholders.

      As has been its position since this proposal was first submitted, the Board believes that each Trustee is fully accountable to Shareholders throughout each term of office, whether that term is three years or one year. The Board again notes that the classified board system was determined to be of sufficient merit that the Massachusetts legislature has codified that system, in its 1990 amendments to the laws pertaining to Massachusetts business corporations (however, the System, as a Massachusetts Trust, is not affected by this legislation).

      Repeal of the classified Board (which, if the present proposal is adopted, would actually be pursuant to the acceptance of a proposed Amendment to the Declaration of Trust to be offered at the 1997 Annual Meeting of Shareholders) requires the affirmative vote or written consent of three-quarters of the shares entitled to vote, in accordance with the terms of the System's Declaration of Trust.

          ACCORDINGLY, A VOTE "AGAINST" THE PROPOSAL IS RECOMMENDED.

                               4-OTHER BUSINESS

      The Board of Trustees of the System knows of no matters other than those set forth in the Notice of the Annual Meeting which are likely to be brought before the meeting. However, if any other matters of which the Board of Trustees is not aware are appropriately presented for action, it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.
<PAGE 20>


                                 MISCELLANEOUS

      The independent public accounting firm selected by the Trustees as Auditor of the System is Arthur Andersen LLP. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

      The cost of soliciting proxies will be borne by the System. A limited number of regular employees may solicit proxies by telephone or in person subsequent to the initial solicitation by mail. In addition, the System has retained the firm of D. F. King to aid in such solicitation of proxies. The System expects to pay such firm a fee of $5,500 plus expenses. The System will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy material to security owners.

      The proxy card for a participant in the System's Dividend Reinvestment and Common Share Purchase Plan includes the number of shares which are registered in the participant's name and the number of shares beneficially owned by the participant that are held in the name of the nominee of the System for the Plan. A participant's vote with respect to the shares registered in the participant's name is also an instruction by the participant to the nominee to vote the shares credited to the participant's account under the Plan.

      In order for Shareholder proposals for the 1997 Annual Meeting of Shareholders to be eligible for inclusion in the System's Proxy Statement, they must be received by the System at its principal office in Cambridge, Massachusetts, prior to November 30, 1996.

      It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, Shareholders are urged, regardless of the number of shares owned, to SIGN, DATE and RETURN the enclosed proxy promptly.



                                      Michael P. Sullivan
                                      Vice President, Secretary
                                      and General Counsel


Cambridge, Massachusetts 02142-9150
March 29, 1996
<PAGE 21>

                                                            APPENDIX A

                            PROPOSED AMENDMENTS TO
                 SECTIONS 5 and 22 OF THE DECLARATION OF TRUST



      Section 5 of the System's Declaration of Trust, "Powers of Trustees", would be amended by the insertion in Section 5 of a new Subsection (w) which would read as follows:

      Section 5, Subsection (w)--To effect a share split or reverse share split of the Common Shares of the System and to change the par value of Common Shares of the System in connection with any such share split or reverse share split, provided that such share split, reverse share split or change in the par value of the Common Shares of the System does not result in impairment of the capital of this trust, as represented by the aggregate of the par value of its outstanding shares and any cash premiums paid on the sale of such shares; to effect, without the consent or vote of the holders of any Common Shares or Preferred Shares, any amendments to this Declaration of Trust necessary to reflect such a share split, reverse share split or change in par value; and to issue Common Shares to effect any such share split or reverse share split, notwithstanding any other provisions of this Declaration of Trust, including, without limitation, the provisions of Section 22 and Section 44.

      In addition, the existing Subsection (w) would be amended by renumbering it as Subsection (x).

      Section 22 of the System's Declaration of Trust would be amended (1) by deleting the words "eighteen million (18,000,000) Common Shares" in the second sentence of the first paragraph of said Section 22 and substituting the words "fifty million (50,000,000) Common Shares" in lieu thereof; (2) by deleting the words "four dollars ($4) per share" in the second sentence of the first paragraph of said Section 22 and substituting therein the words "two dollars ($2) per share;" and (3) by deleting the figure "18,000,000" in the first sentence of the next to last paragraph of said Section 22 and substituting the figure "50,000,000" in lieu thereof, so that the first paragraph of Section 22 reads in its entirety, as follows:

      Section 22.--The beneficial interest in this trust shall be and during the continuance of this trust shall remain in the owners from time to time of transferable shares of beneficial interest. The shares of beneficial interest now authorized shall consist of fifty million (50,000,000) Common Shares having a par value of two dollars ($2) per share and a class of Cumulative Preferred Shares having a par value of one hundred dollars ($100) per share (hereinafter called "Preferred Shares").

and so that the first sentence of the next to last paragraph of said Section 22 reads in its entirety as follows:

      Common Shares in addition to the 50,000,000 Shares herein authorized may be authorized from time to time by vote at a meeting or by the written consent of the registered holders of a majority of the Common Shares at the time outstanding and entitled to vote and may be issued from time to time by the Trustees at not less than par for such consideration and upon such terms and in such manner as may be determined by such vote or written consent or, if authorized by such vote or written consent, upon such terms and in such manner and for such consideration as may be determined by the Trustees.
<PAGE 22>







                 (LOGO)                         Commonwealth
                                                Energy System
                                                1995 Financial
                                                Information















































                                                Exhibit A
<PAGE 23>


CONTENTS

                                                         Published  Electronic
                                                         Document    Document

Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................    A-3          23


Management's Report....................................    A-14         37


Report of Independent Public Accountants...............    A-14         37


Consolidated Statements of Income......................    A-15         38


Consolidated Balance Sheets............................    A-16         39


Consolidated Statements of Cash Flows..................    A-18         41


Consolidated Statements of Capitalization..............    A-19         42


Consolidated Statements of Changes in Common Shareholders'
  Investment and Consolidated Statements of Changes in
  Redeemable Preferred Shares..........................    A-20         43


Notes to Consolidated Financial Statements.............    A-21         44


Selected Financial Data................................    A-34         59

<PAGE 24>


                          COMMONWEALTH ENERGY SYSTEM
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

      Earnings

      Earnings and earnings per common share by organizational element for the three-year period were as follows:

                                1995              1994              1993
                                    Per               Per               Per
                          Amount   Share    Amount   Share    Amount   Share
                           (Dollars in Thousands Except Per Share Amounts)

Electric..............    $32,247  $3.03    $32,952  $3.16    $28,742  $2.82
Gas...................     15,352   1.44     12,346   1.19     15,746   1.54
Other.................      2,687    .25      2,500    .24        116    .01
      Total...........    $50,286  $4.72    $47,798  $4.59    $44,604  $4.37

      Parent company earnings and dividends on preferred shares were allocated among the electric, gas and other operations of the system based on the Parent's equity investment in each segment.

      1995 versus 1994

      In 1995, earnings applicable to common shares increased $2.5 million or 5.2% surpassing 1994 as the highest year-end level in the System's history. The return on average common equity remained strong at 13.3%, down slightly from the 1994 return of 13.7%. Factors that contributed to the improved earnings were: 1) a $7.1 million reduction in other operation expense; 2) the reversal of a reserve related to the system's energy conservation program; and
3) higher steam unit sales. Partially offsetting these factors was an increase in interest charges related to deferred gas costs and higher short-term interest rates.

      1994 versus 1993

      In 1994, earnings improved by 7.2% over 1993. Return on average common equity for 1994 was 13.7%, equaling the return for 1993. Significant factors that contributed to the improved earnings were: 1) cost savings of $2.7 million in direct payroll and the absence in 1994 of $3.7 million in severance pay attributable to a work force reduction implemented at the system's electric division and services company during the second quarter of 1993; 2) the reduced undercollection of certain purchased power capacity costs that resulted in a positive earnings change of $2.9 million; 3) a full year of new base rates for Cambridge Electric Light Company that became effective in June 1993; 4) an increase of 1.4% in retail electric unit sales; and 5) lower short-term interest costs of $2.3 million reflecting a 38% decrease in the debt level to $44.9 million.

      The higher earnings in 1994 were achieved despite the decline in earnings from gas operations that reflected milder weather conditions in the fourth quarter when degree days were 14% below both normal and the fourth quarter of the prior year.

      Electric Revenues and Unit Sales

      Electric operating revenues consisted of:

                                           1995         1994         1993
      Operating Revenues - In Thousands
        Retail.......................    $521,957     $525,326     $513,160
        Wholesale....................      75,217      108,171      105,445
        Other........................       9,873        6,304        5,415
            Total....................    $607,047     $639,801     $624,020
<PAGE 25>


      Unit sales (in Megawatthours or MWH) were as follows:
                                          %                   %
                                1995    Change      1994    Change      1993

      Residential..........  1,752,430  (1.0)    1,770,095   1.5     1,744,181
      Commercial...........  2,450,390   1.8     2,406,077   1.2     2,376,968
      Industrial and Other.    445,020    -        445,037   2.6       434,875
        Total Retail......   4,647,840   0.6     4,621,209   1.4     4,556,024
      Wholesale............  1,973,543 (48.1)    3,803,786   3.1     3,689,129
        Total..............  6,621,383 (21.4)    8,424,995   2.2     8,245,153

      Customers served.....    359,000   0.6       357,000   1.4       352,000

      In 1995, electric operating revenues decreased $32.8 million (5.1%) due mainly to lower fuel oil costs ($32.6 million) caused by a combination of scheduled maintenance and other repairs to Canal Electric Company's Unit 1 turbine which kept the unit out of service until August 1995. Also contributing to the decline in revenues were lower conservation and load management (C&LM) costs of $3.3 million. Offsetting these declines were increases in revenues related to the recovery of costs associated with a power contract buy-out ($3.9 million including $1.9 million in carrying charges) and the recognition in revenues of $2 million in carrying charges associated with Commonwealth Electric Company's fuel charge stabilization deferral.

      In 1995, retail unit sales increased slightly due to higher unit sales to commercial customers offset somewhat by a 1% decline in sales to residential customers reflecting the extremely mild weather conditions during the first quarter of 1995 compared to the record cold experienced during the same period in 1994. Retail unit sales also reflect modest growth in customers, mainly in the residential and commercial sectors, resulting from more housing units and an improved economy that produces added heating and air-conditioning loads. Growth in unit sales is impacted somewhat by the system's conservation programs. The system expects that its retail unit sales growth will average 1% - 2% through the year 2000. Wholesale unit sales declined significantly due primarily to the decreased availability of Canal Unit 1. However, fluctuations in the level of wholesale sales have little, if any, impact on net income.

      In 1994, electric operating revenues increased $15.8 million (2.5%) due primarily to higher fuel and purchased power costs of $11 million (3.2%), new base rates for Cambridge Electric that became effective June 1, 1993 and higher total unit sales of 2.2%. Another factor contributing to the increased level of revenues was a greater recovery of lost base revenues of approximately $920,000. Partially offsetting these increases was a $1.5 million reduction in C&LM program costs. The rise in wholesale revenues of $2.7 million or 2.6% was due to a $9.3 million (12.8%) increase in sales to other utilities offset, in part, by a $5.9 million (21.7%) decline in sales to the New England Power Pool.

      For 1994, retail electric unit sales gained 1.4% as a result of increased heating demand caused by the extremely cold weather conditions during the first quarter and greater usage, particularly air-conditioning load, during the summer months.

      Fuel and Purchased Power

      To satisfy demand requirements and provide required reserve capacity, the system supplements its generating capacity by purchasing power on a long and short-term basis through entitlements pursuant to power contracts with other New England and Canadian utilities, Qualifying Facilities and other non-utility generators through a competitive bidding process that is regulated by the Massachusetts Department of Public Utilities (DPU).
<PAGE 26>


      The cost of fuel used for electric generation and electricity purchased for resale (purchased power) constituted 55% in 1995 and 56% in both 1994 and 1993 of electric operating revenues. During 1995, the 36% decline in fuel costs was due to reduced consumption at Canal Unit 1 reflecting maintenance and other repairs discussed previously. The cost of purchased power increased just 2% in 1995. The fuel charge stabilization deferral ($3.4 million in 1995 compared to $16 million in 1994), implemented in April 1994, was favorably impacted by the successful renegotiation of a contract with an independent power producer (IPP) in early 1995 that defers power purchases for a six-year period coupled with the termination of a second long-term contract with another IPP through a buy-out arrangement that will provide additional savings in the future.

      For 1994, fuel and purchased power costs increased $11 million or 3.2% due to higher unit sales and the contractual obligations discussed above prior to the restructuring of one IPP contract and the termination of a second. Further, there were additional power purchases from certain natural gas-fired IPP facilities and reduced generation from Canal Electric's units (for sales to non-associate utilities).

      Energy Mix

      The system's energy mix, which includes purchased power, is shown below:

                                     1995         1994        1993

      Natural gas.................    41%          38%         29%
      Nuclear.....................    25           25          26
      Oil.........................    17           24          31
      Waste-to-energy.............    10            9           8
      Hydro.......................     5            2           3
      Coal........................     2            2           3
        Total.....................   100%         100%        100%

      The system's energy mix has shifted during the last several years from oil to natural gas and other fuels due to the requirement to purchase capacity from IPP facilities and continued efforts to reduce its reliance on oil. The lower oil component in 1995 reflects Canal Unit 1 being off-line until August.

      Gas Revenues, Unit Sales and Cost of Gas Sold

      Gas operating revenues consisted of:

                                                1995       1994       1993
      Operating Revenues - In Thousands

        Firm..............................    $283,264   $298,585   $293,542
        Interruptible and other non-firm..      18,429     20,963      5,377
        Transportation....................       2,547      1,630      1,376
        Other.............................       2,713      2,390      2,349
            Total.........................    $306,953   $323,568   $302,644
<PAGE 27>


      Unit sales and transportation volume (in billions of British thermal units or BBTU) were as follows:

                                          %                  %
                                1995    Change      1994   Change     1993

      Residential.........     21,336   (0.8)      21,515   (3.3)    22,252
      Commercial..........     10,710   (0.2)      10,728   (1.9)    10,931
      Industrial and other      6,412    1.8        6,296    4.3      6,036
        Total firm.......      38,458   (0.2)      38,539   (1.7)    39,219
      Off-system..........      4,043  (36.8)       6,401    -          -
      Quasi-firm..........      1,906  291.4          487    -          -
      Interruptible.......      1,215  (36.9)       1,927    1.6      1,896
        Total sales......      45,622   (3.7)      47,354   15.2     41,115
      Transportation......      4,024   82.2        2,208   26.0      1,753
        Total............      49,646    0.2       49,562   15.6     42,868

      Customers served....    233,000    0.4      232,000    -      232,000

      For 1995, gas operating revenues decreased $16.6 million or 5.1% due primarily to an $18.3 million (10.3%) decline in cost of gas sold that reflects a 3.7% reduction in total sales and a $910,000 (11.8%) decline in C&LM costs which are recovered through a Conservation Charge decimal that is part of the existing Cost of Gas Adjustment Clause. Offsetting these decreases were increases in revenues from transportation volume and quasi-firm sales ($917,000). Quasi-firm sales are designed for customers with dual-fuel capability who receive interruptible service in peak demand months and firm service in off-peak periods. Presently these sales have no impact on net income. A portion of the margin realized on these sales reduces the cost of gas sold to firm customers and the remaining amount is deferred pending approval of a margin-sharing proposal that was filed with the DPU in December 1995. A similar proposal for off-system sales is expected to be filed in 1996.

      For 1994, gas operating revenues increased $20.9 million (6.9%) due primarily to an increase in the cost of gas sold of $20.4 million (13%), higher C&LM costs ($2.6 million), an increase in transportation revenues ($254,000) and higher interruptible sales.

      For 1995, firm unit sales were virtually unchanged, decreasing less than 1% and reflecting a milder than normal first quarter. However, firm unit sales for the fourth quarter of 1995 increased nearly 22% due to colder weather conditions compared to the last quarter of 1994. Firm sales gains from extreme cold weather experienced during the first quarter of 1994 (5.6%) were substantially offset by the decline in fourth quarter sales (15%) due to mild weather.

      The variations from year to year in weather conditions, particularly during the heating season, cause gas usage to fluctuate. The system expects that its unit sales growth, including interruptible, quasi-firm and off-system sales will average 1% - 2% over the next five years.

      In 1995, the increase in the total number of customers reflects growth in the residential and commercial sectors due mainly to gas conversions and new construction. In 1994, the total number of customers remained stable. The fluctuation in interruptible sales during the three-year period reflects the competitive market conditions for energy resources and the conversion in 1994 of interruptible sales to quasi-firm.
<PAGE 28>


      The cost of gas sold in 1995 and 1994 reflects the amortization of Federal Energy Regulatory Commission (FERC) Order No. 636 (Order 636) transition costs of $1.3 million and $3.6 million, respectively. Pursuant to a DPU order issued in October 1993, transition costs related to Order 636 costs were to be recovered with carrying charges, over a four-year period that began in November 1993. However, the DPU has since allowed Commonwealth Gas Company to recover costs incurred to May 1, 1995 over a one-year period ending June 30, 1996. Refer to Note 2(g) of Notes to Consolidated Financial Statements for additional information.

      Steam Operating Revenues

      In 1995, steam operating revenues increased $1.6 million or nearly 12% due primarily to a 10.6% increase in unit sales. An increase in sales to an expanding biotechnology company contributed to the revenue increase in both periods.

      Other Operation and Maintenance

      Other operation in 1995 declined $7.1 million or 3.4% due primarily to a decline in liability insurance ($5.4 million) due to adjustments to insurance accruals that reflect better than anticipated experience, lower C&LM costs ($3.3 million) and a decline in the provision for bad debts reflecting improved collection experience ($1 million). This was offset, in part, by higher labor charges ($3.5 million) and postretirement benefit costs ($2.6 million).

      In 1994, other operation was virtually unchanged due to the savings resulting from the second quarter 1993 work force reduction ($2.7 million), the absence of severance pay incurred in 1993 ($3.7 million) and a decline in the provision for bad debt expense due to improved collection experience ($600,000). The impact of these factors was offset by higher levels of insurance and employee benefit costs ($2.4 million), a $1 million increase in C&LM costs and the impact of inflation on the cost of labor, materials and other services.

      During 1995, maintenance increased $1.9 million (5.2%) reflecting scheduled maintenance and other repair costs to the Canal Unit 1 turbine ($930,000), maintenance and repairs to Cambridge Electric's Kendall and Blackstone generating units ($605,000) and transmission and distribution repairs ($331,000), offset, in part, by lower maintenance and repair costs relative to Commonwealth Gas ($231,000).

      Maintenance in 1994 declined $4.1 million (10%) due primarily to the timing of scheduled maintenance on the Canal units.

      Depreciation and Taxes

      In 1995, depreciation expense increased $4 million (9%) due to higher levels of depreciable plant-in-service. Depreciation expense in 1994 increased $1.7 million (4%) due to slightly higher rates and higher levels of plant-in-service and the absence of a 1993 adjustment related to Canal Electric.

      Income tax expense decreased $4.6 million or 15.7% due primarily to a Seabrook-related tax adjustment resulting from a settlement agreement discussed later in the "Regulation" section, offset, somewhat, by a higher level of pretax income. In 1994, this same expense increased due to a higher level of pretax income.

      For 1995, there were no significant changes in local property and payroll and other taxes. In 1994, local property taxes increased $1.1 million (6.8%) reflecting higher tax rates and assessments. Payroll and other taxes in 1994 declined nearly $600,000 (6.8%) and reflected the lower number of employees.
<PAGE 29>


      Other Income

      For 1995, the expense component of other income decreased due primarily to the reversal of a reserve that had been established by Commonwealth Electric which related to certain costs associated with its energy conservation program, the recovery of which was subsequently approved by the DPU. Offsetting this decrease was the recognition of a reserve ($2.7 million, net of tax) related to a system generating station that discontinued operations and, to a lesser extent, the absence of the equity component of allowance for funds used during construction (AFUDC) ($341,000).

      The substantial decrease in other income during 1994 was primarily due to the absence of a 1993 reversal of a reserve ($2.5 million, net of tax) related to Canal Electric's Seabrook 1 investment. The decision to eliminate this reserve was prompted by the inclusion of Seabrook 1 costs in base rates at the state level for Cambridge Electric. Also contributing to the decrease in 1994 was the aforementioned reserve associated with Commonwealth Electric's energy conservation program. The decline for 1994 was offset, somewhat, by the equity component of AFUDC ($341,000).

      Interest Charges

      Interest charges during 1995 increased $1.1 million or 2.6% due primarily to a higher level of interest on deferred gas costs ($2 million) and higher short-term interest rates (6.1% for 1995 versus 4.4% in 1994). This was offset, in part, by lower long-term interest costs ($861,000) reflecting scheduled sinking fund payments and maturing long-term debt.

      For 1994, long-term interest charges increased $2 million (5.4%) due to a higher level of long-term debt reflecting a full year of new debt issued at various times in 1993 by Commonwealth Electric, Commonwealth Gas and Hopkinton LNG Corp. ($134 million). Interest on short-term borrowings declined by $2.3 million (33.5%) despite higher average interest rates (4.4% versus 3.5%) due to the significantly lower average level of borrowings ($23.9 million versus $103.1 million) resulting from a higher level of internally generated funds and the 1993 financing activity.

Liquidity and Capital Resources

      Overview

      The System is the largest combination public utility holding company in New England with annual revenues of nearly $1 billion and assets of approximately $1.4 billion. Capital resources of the System and its subsidiaries were derived principally from retained earnings and equity funds provided through the System's Dividend Reinvestment and Common Share Purchase Plan (DRP). During 1995, nearly 37% of the System's shareholders participated in the DRP. Supplemental interim funds are borrowed on a short-term basis and, when necessary, replaced with new equity and/or debt issues through permanent financing secured on an individual company basis. The System and its subsidiaries have over the years maintained adequate financial resources and access to the capital markets and do not anticipate a change in 1996 or beyond. The System purchases 100% of all subsidiary common stock issues and provides, to the extent possible, a portion of the subsidiaries' short-term financing needs. These combined resources provide the funds required for the subsidiary companies' construction programs, current operations, debt service and other capital requirements. In March 1994, the System's Board of Trustees voted to increase the quarterly dividend per common share from 73 cents to 75 cents (2.7%) based on the System's improving financial condition and to provide shareholders with a fair and reasonable return. The System has paid dividends without interruption or reduction since 1947 (195 consecutive quarters).
<PAGE 30>


      Effective February 1, 1996, the System's DRP common share requirement was fulfilled through open market purchases rather than the direct issue of common shares. An independent purchasing representative acts on behalf of DRP participants in buying System common shares on the open market at prevailing market prices. This change, which was prompted by the System's improving financial condition and reduced need for equity capital, will not effect the status of DRP participants. The System can, however, return to a direct issue format if conditions change.

      Financial Condition

      The system's cash requirements are essentially met through the generation of cash flows from the sale of electricity, natural gas (including liquified natural gas) and steam. Daily cash requirements are maintained through internal generation and short-term borrowings made available through the System's credit lines with banks. Long-term debt financings and subsidiary equity issues are used to refinance short-term debt when deemed appropriate by management.

      The system's net cash flow from operating activities for 1995 of approximately $124.7 million reflects a $25.5 million power contract buy-out between Commonwealth Electric and an independent power producer that will provide future savings for customers. Cash required for investing activities amounted to $81.5 million and related exclusively to expenditures for additions to property, plant and equipment. For 1995, these expenditures were funded entirely with internally-generated funds. Cash required for financing activities consisted primarily of the payment of preferred and common dividends ($33.1 million) and the refunding of maturing long-term debt and sinking fund requirements ($33.7 million). Proceeds from short-term borrowings ($10.8 million) and the sale of common shares through the DRP ($9.5 million) helped to meet the year's cash requirements.

      Capital Requirements

      The system anticipates that future capital requirements, as shown below, will be met primarily through internally-generated funds, supplemented by a combination of debt and equity financings. As conditions warrant, the system will refinance certain of its outstanding securities based on acceptable market conditions that would result in a lower cost of debt. The timing and amount of future debt and equity financings will be dictated by economic and financial market conditions and the needs of system subsidiaries.

      Capital requirements estimated for 1996 through 2000 are as follows:

                                         1996  1997  1998  1999  2000  Total
                                              (Dollars in Millions)
      Construction expenditures
        including AFUDC...............   $ 69  $ 60  $ 60  $ 52  $ 52  $293
      Long-term debt maturities.......     33    14    19    20     -    86
      Mandatory sinking funds on long-
       term debt and preferred shares.      9     8     8     8     7    40
         Total........................   $111  $ 82  $ 87  $ 80  $ 59  $419

      Sources of Capital

      It is anticipated that approximately $378 million or 90% of the projected capital requirements shown above will be provided from internal sources, most of which is the collection of accounts receivable generated from the sale of electricity, gas and steam to retail and wholesale customers. Other cash sources include periodic short-term borrowings from banks, the sale of Common Shares through the DRP, rental income and dividends from investments.
<PAGE 31>


      Capital financings during the five-year forecast period are projected to be issued by subsidiary companies, including common stock issued exclusively to the System, as follows:

                          1996     1997     1998    1999     Total
                                    (Dollars in Millions)

      Long-term debt..... $ 20     $ 34     $  9    $ 18      $ 81
      Common stock.......    5        -        -       -         5
         Total........... $ 25     $ 34     $  9    $ 18      $ 86

      The System could also raise capital through the issuance of additional series of preferred shares or additional Common Shares. However, there are no financings of this type anticipated at this time.

      Cash provided by subsidiary company operations continues to be the primary source of funds. The proceeds from these sources were used to provide for the payment of dividends and meet capital requirements. The System believes its capital resources and liquidity are sufficient to meet its current and projected requirements. In 1995, the subsidiaries of the system provided $44.8 million to the Parent and proceeds from DRP provided $9.5 million. In 1994, these amounts were $49.7 million and $9.4 million, respectively.

      System companies also maintain lines of credit with banks. At December 31, 1995, short-term notes payable to banks were $55.6 million, an increase of $10.8 million (24%) over last year. Bank borrowings were used to temporarily fund construction projects and to repay maturing long-term debt ($25 million and $10 million in 1995 and 1994, respectively). Arrangements exist for bank lines of credit which total $80 million in committed lines and $70 million in uncommitted lines at December 31, 1995, at which time approximately $94.4 million was available to the system. The system's level of bank borrowings is projected to be approximately $32 million, or 3.6% of total capitalization by December 31, 2000.

      Subsidiary companies also participate in the COM/Energy Money Pool (the
Pool). This is an arrangement whereby subsidiary companies' short-term cash surpluses are used to help meet the short-term borrowing needs of the utility subsidiaries. In general, lenders to the Pool receive a higher rate of return than they otherwise would on such investments, while borrowers pay a lower interest rate than those available from banks.

      Capital Structure

      The system's objective is to maintain a capital structure that preserves an appropriate balance between debt and equity. All long-term debt, preferred shares and common equity issued by the system is ultimately used to repay short-term debt. The system's capitalization structure, including short-term debt, is presented below:

                                                                 Estimate
                                1994              1995              2000
                                         (Dollars in Thousands)

      Long-term debt....   $443,307  51.2%   $410,411  47.1%   $368,514  41.9%
      Preferred shares..     14,660   1.7      13,840   1.6       9,740   1.1
      Common equity.....    362,997  41.9     390,785  44.9     468,963  53.4
      Short-term debt...     44,850   5.2      55,600   6.4      31,918   3.6
      Total capitalization $865,814 100.0%   $870,636 100.0%   $879,135 100.0%
<PAGE 32>


Regulation

      Certain System utility subsidiaries operate under the jurisdiction of the DPU, which regulates retail rates, accounting, issuance of securities and other matters. In addition, Canal Electric, Cambridge Electric and Commonwealth Electric file their respective wholesale rates with the FERC.

      Commonwealth Electric and Cambridge Electric file quarterly Fuel Charge
(FC) rate schedules, subject to DPU regulation, under which they are allowed current recovery from retail customers of costs of fuel used in electric generation and a substantial portion of purchased power, demand, transmission and C&LM costs.

      Commonwealth Gas has a standard seasonal Cost of Gas Adjustment Clause which provides for the recovery, from firm customers, of purchased gas and C&LM costs not recovered through base rates. These adjustment charges, which require DPU approval, are estimated semi-annually and include credits for gas pipeline refunds and profit margins applicable to interruptible and other non-firm sales. Actual gas costs are reconciled annually as of October 31, and any difference is included as an adjustment in the following year.

      Revenues collected through base rates are generally designed to reimburse system utility companies for all costs of operation other than fuel, gas, the energy portion of purchased power, transmission and C&LM costs while providing a fair return on capital invested in the business.

      Rate Settlement Agreements

      In May 1995, the DPU approved settlement proposals sponsored jointly by Commonwealth Electric, Cambridge Electric and the Attorney General of Massachusetts which resolved issues related to cost of service, rates, accounting matters and generating unit performance reviews.

      Commonwealth Electric's agreement: (1) implemented a $2.7 million annual retail base rate decrease effective May 1, 1995 including its share of excess deferred tax reserves related to Seabrook Unit 1 refunded in May 1995 to Commonwealth Electric by Canal Electric. Further, the settlement imposes a moratorium on retail rate filings until October 1998; (2) limits Commonwealth Electric's return on equity as defined in the settlement, for the period through December 31, 1997; (3) terminates several 1987-1994 generating unit performance review proceedings pending before the DPU; (4) amends Commonwealth Electric's current fuel charge stabilization mechanism to include the deferral (without carrying charges) of certain long-term purchased power and transmission capacity costs within the original limits established for the fuel charge stabilization deferral ($16 million in any given calendar year and $40 million over the life of the mechanism) that neutralizes the sometimes volatile impact these costs have had on net income; (5) requires Commonwealth Electric to fully expense costs relating to postretirement benefits other than pensions in accordance with Statement of Financial Accounting Standards No. 106 and amortize the deferred balance of $8.6 million over a ten-year period;
(6) provides eligible Economic Development Rate customers with a discount of up to 30% but also requires these customers to provide Commonwealth Electric with a five-year notice if they intend to self-generate or acquire electricity from another provider; and (7) prohibits Commonwealth Electric from seeking recovery of the costs incurred in realizing cost savings through a 1993 work force reduction and restructuring, totaling approximately $3 million.

      Cambridge Electric's agreement: (1) implemented a $1.5 million refund to Cambridge Electric's customers through its Fuel Charge during the third and fourth quarters of 1995 including its share of excess deferred tax reserves related to Seabrook Unit 1 refunded in May 1995 to Cambridge Electric by Canal Electric; (2) allows Cambridge Electric to defer certain long-term purchased power and transmission capacity costs in excess of the amount of such capacity costs currently included in Cambridge Electric's base rates up to an annual amount of $2 million for recovery in its next general retail base rate case;
(3) prohibits Cambridge Electric from seeking recovery of costs it incurred in
<PAGE 33>


obtaining cost savings through a work force reduction and restructuring, totaling approximately $400,000; and (4) includes the DPU's withdrawal of all related requests, appeals, motions or other issues raised by parties regarding certain generating unit performance reviews.

      The system's management is encouraged by the support provided through the Office of the Attorney General and believes that these settlements will eliminate the need for potentially costly litigation and regulatory proceedings and, by moderating rate impacts and enabling the system to remain competitive in a changing environment, the settlements are in the best interest of the system and its customers and shareholders.

      Customer Transition Charge Approved

      On September 29, 1995, the DPU issued a ruling largely approving four rate tariffs, including a Customer Transition Charge (CTC), that were filed by Cambridge Electric on March 15, 1995 following the completion by the Massachusetts Institute of Technology (MIT) of a 19 MW natural gas-fired cogeneration facility that will meet approximately 94% of MIT's power, heating and cooling requirements. The CTC will protect remaining customers from paying certain costs, often referred to as stranded investment costs, that were incurred in the event that Cambridge Electric's largest customers discontinue full service, yet still remain connected for back-up and other services. These costs include long-term power contracts entered into to meet projected energy requirements, investments in substations, underground and overhead lines and current and future decommissioning costs associated with nuclear plants. This ruling is believed to be the first retail stranded cost charge approved nationally and follows the DPU restructuring order (discussed below) which endorsed, in principle, the recovery of stranded investment costs.

      MIT appealed the CTC ruling to the FERC and the Massachusetts Supreme Judicial Court (SJC). On February 29, 1996, the FERC denied MIT's appeal seeking relief from paying the CTC. The FERC ruled that the CTC does not discriminate against MIT as a qualifying facility and that stranded costs are to be resolved at the state level. The appeal before the SJC is still pending but the FERC's action will be a factor that the SJC will consider.

      Through the CTC, Cambridge Electric will initially recover 75% of net stranded investment costs as calculated in its proposal. Cambridge Electric's other rates include a Supplemental Service Rate, a Standby Service Rate and a Maintenance Service Rate each of which were approved with only minor changes. Cambridge Electric is encouraged by the DPU's position on recovery of stranded investment costs and expects to address recovery of the remaining 25% in its restructuring filing.

      Electric Industry Restructuring

      On August 16, 1995, the DPU issued an order calling for the restructuring of the electric utility industry in Massachusetts. The stated purpose of the restructuring effort is to allow customers more flexibility in choosing their electric service provider and to develop an efficient industry structure and regulatory framework that minimizes long-term costs to consumers while maintaining the safety and reliability of electric services with a minimum impact on the environment. The electric utility industry will ultimately be functionally separated into three segments to help meet this objective: generation, transmission and distribution.

      In February 1996, certain utilities submitted required proposals detailing how they plan to move into a competitive market structure. Since that time, the DPU has given notice of a generic proceeding that will focus on many of the policy issues raised in the DPU's original order. Each of the state's electric utilities, together with other interested parties, will participate in this proceeding. The purpose of this generic proceeding is to establish a set of rules governing the restructuring of the electric industry
<PAGE 34>


in Massachusetts. These generic rules would set the basis for the DPU's review of each of the utility-specific restructuring proposals. The proposal to be submitted jointly by Commonwealth Electric and Cambridge Electric is due in September 1996. Management is unable to predict the ultimate outcome of these proceedings.

      On February 15, 1996, in response to the DPU's initial restructuring order, Commonwealth Electric and Cambridge Electric (the Companies) announced one element of the proposal entitled "Competitive Challenge" in which the Companies would voluntarily put their power capacity entitlements (1,140 MW) to a market test in an effort to develop a competitive market whereby customers would have the flexibility of choosing their electric supplier. The proposal calls for the auctioning in a competitive market of entitlements in all twenty-one contracts, including contracts held by the Companies involving the System's generating subsidiary Canal Electric. The proposal provides for total recovery of the difference between the current market value of the Companies' power contracts and their original unavoidable costs. This difference, considered to be a stranded cost, would be recovered through a non-bypassable access charge paid over an appropriate time period by all customers in the Companies' service areas.

      The auction approach has received initial positive reviews from the Commonwealth of Massachusetts Division of Energy Resources and the Office of the Attorney General.

      Potential Impact of Regulatory Restructuring

      Based on the current regulatory framework, the system accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulated subsidiaries of the System have established various regulatory assets in cases where the DPU and/or the FERC have permitted or are expected to permit recovery of specific costs over time. These regulatory assets amounted to $129.4 million (9.3% of total assets) as of December 31, 1995. Similarly, the regulatory liabilities established by the system are required to be refunded to customers over time. In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. Management does not expect that the effects of SFAS No. 121, which the system adopted on January 1, 1996, will have a material impact on its financial position or results of operations. However, this conclusion may change in the future as changes are made in the current regulatory framework pursuant to the aforementioned electric utility restructuring order issued by the DPU.

Competition

      The system continues to develop and implement strategies that deal with the increasingly competitive environment facing our gas and electric businesses. The inherently high cost of providing energy services in the Northeast has placed the region at a competitive disadvantage as more customers begin to explore alternative energy supply options. Many state and federal government agencies are considering implementing programs under which utility and non-utility generators can sell electricity to customers of other utilities without regard to previously closed franchise service areas. In 1994, the DPU began an inquiry into incentive ratemaking and in February 1995 opened an investigation into electric industry restructuring that led to the aforementioned restructuring order.

      System company actions in response to the new competitive challenges have been well received by regulators, business groups and customers. Commonwealth Gas and Commonwealth Electric have developed and will continue to develop innovative pricing mechanisms designed to retain existing customers, add new retail and wholesale customers and expand beyond current markets.
<PAGE 35>


      Commonwealth Electric revised its Economic Development Rate which benefits a number of high-use industrial customers and contributes to economic development in the area. Another rate provides incentive for business to expand into previously vacant space and its Rate Stabilization Plan, approved in 1994, continues to hold the line on costs passed on to customers while aggressively pursuing other cost reduction measures.

      FERC Order 636 marked the beginning of the deregulation and restructuring of the natural gas industry. In addition to opening up customer markets to competition, the regulations shifted many supply-related responsibilities to local distribution companies including direct gas purchases from suppliers, pipelines and producers, transportation services and storage services. Commonwealth Gas has developed a gas control and information system that is one of the most sophisticated purchasing and tracking systems in the industry. This ability, coupled with aggressive planning and procurement strategies, will help to secure Commonwealth Gas' existing market share and permit the expansion of core and non-core supply capabilities.

      Commonwealth Gas' substantial LNG and storage capabilities provide it with the reliability needed during the coldest winter days and the flexibility to sell capacity when supply and pricing conditions are favorable. Commonwealth Gas was able to maximize the use of its gas supply through off-system sales. In 1995, 4,043 BBTU of gas was sold in the off-system market and this effort helped to reduce the cost of gas sold to Commonwealth Gas' firm customers thereby making Commonwealth Gas more competitive in its traditional markets.

      Rate Stabilization Plan

      Commonwealth Electric implemented a FC rate settlement on April 1, 1994, amended in May 1995, that stabilizes its quarterly FC rate during the years 1994 through 1996 at 6.5 cents per KWH and no greater than 6.7 cents per KWH during 1997. This rate stabilization is achieved through the use of a cost deferral mechanism that was sponsored jointly by Commonwealth Electric and the Massachusetts Attorney General and approved by the DPU. The deferred costs are reflected as a regulatory asset to be recovered, with carrying charges, over the subsequent six-year period beginning in 1998 pursuant to a recovery schedule yet to be determined and subject to DPU approval. The deferred amount, excluding carrying charges, is restricted to a maximum of $40 million during the settlement period (1994 through 1997) and is further limited to an annual amount of $16 million. Commonwealth Electric deferred $3,447,000 and $15,964,000 in 1995 and 1994, respectively. In view of contract renegotiations with independent power producers, the system does not expect deferred amounts to exceed $20 million through 1997.

      The rate stabilization mechanism is part of a long-term plan to control Commonwealth Electric's retail rates. This plan will help eliminate the disincentive for economic development resulting from a volatile and unpredict-able FC rate. The stabilized FC rate should enable current and prospective customers to better plan their business and personal finances in a more efficient and effective manner. In addition to the Massachusetts Attorney General, this proposal was widely supported by various business and customer groups and other political interests.

      Economic Development

      Realizing a healthy regional economy benefits not only businesses but all area residents, Commonwealth Electric actively encourages economic growth by working in partnership with communities and businesses, providing resources and incentives to help the region's economy. Commonwealth Electric also funded the development of a business plan that focuses on improving infrastructure, regulation, access to capital, marketing and promotion, cooperation and leadership on Cape Cod.
<PAGE 36>


      In an effort to foster industrial development in its service area, Commonwealth Electric began offering an Economic Development Rate in October 1991 to new or existing industrial customers who have an electric demand of 500 kilowatts or more and meet specific financial and other criteria. As of December 31, 1995, twenty-five commercial and industrial customers were benefitting from this special rate. This is up approximately 17% over 1994. The rate is available for a six-year term. Revenues were lower by $1.5 million, $1.7 million and $1.5 million in 1995, 1994 and 1993, respectively. These amounts represent the difference between what certain commercial and industrial customers would have paid prior to the availability of this rate. Commonwealth Electric also offers a Vacant Space Rate that is available to qualifying small commercial and industrial customers who establish loads in previously unoccupied building space.

      Marketing of Residential and Commercial Specialty Products

      As part of its commitment to meet the demands of a new, competitive electric market, Commonwealth Electric began marketing products specially designed for the residential and commercial customer. Products offered to residential customers through Commonwealth Electric include carbon monoxide detectors and a home safety kit containing tests for: lead in paint and water; radiation leaks from microwave ovens; drinking water safety; carbon monoxide; and radon gas.

      Products offered to smaller commercial customers include: an energy consumption monitor that will monitor two devices simultaneously, such as refrigeration and air-conditioning equipment and at the same time provide information about energy consumption and cost; a voltage scanner for sensitive equipment; electric power surge protectors; and power-plug loggers that monitor the KWH usage on a particular piece of electrical equipment.

      For larger commercial or industrial customers, enhanced services focus on information systems, utilizing real-time monitoring software so customers are educated about their usage patterns, electrotechnologies in manufacturing processes so customers can increase profits and competitive advantages in the marketplace, engineering services, energy audit services, maintenance management programs, and demand-side management programs.

      In addition, Commonwealth Electric is actively involved with the Chamber of Commerce in each operating district as well as local and state economic development offices. Information on foreign trade zones, tax incentive programs and financial and lending institutions is provided to businesses to attract and encourage relocation or expansion in Commonwealth Electric's region. Commonwealth Electric is also involved in an outreach program that encourages businesses in Canada to consider relocation to southeastern Massachusetts.

      Quasi-firm and Off-system Gas Sales Services, and New Technology

      In August 1994, Commonwealth Gas received regulatory approval for a new quasi-firm sales service designed for customers with dual-fuel capability that provides a level of service between full firm and interruptible. In exchange for prices lower than full firm service, quasi-firm customers will receive interruptible service in peak demand months and firm service in off-peak months. These arrangements provide Commonwealth Gas and its customers greater flexibility in supply management and pricing options. During 1995, Commonwealth Gas' quasi-firm customers purchased 1,906 BBTU of gas which represented approximately 4% of total gas unit sales.

      Also during 1995, Commonwealth Gas was able to maximize the use of its gas supply portfolio through off-system sales and capacity release. For 1995, 4,043 BBTU of gas was sold in the off-system market and 10,352 BBTU of pipeline capacity was released. These efforts helped to reduce the cost of gas sold to Commonwealth Gas' firm customers to more competitive levels in its traditional markets. During 1995, Commonwealth Gas continued to drive its costs down by renegotiating a good portion of its gas supply contracts.
<PAGE 37>


      Commonwealth Gas continues to reduce costs and improve service through state-of-the-art technology. Some of the examples of cost-effective technology presently in use include: (1) Automated Meter Reading (AMR) which has dramatically lowered meter reading costs, improved the rate at which meters are read, and enhanced customer convenience. To date, 80% of Commonwealth Gas' meters are equipped with AMR technology and the read rate has improved to nearly 100%; (2) a new trenchless technology that enables Commonwealth Gas to maintain or upgrade its distribution system with a minimum of cost and disturbance with a device known as a "bullet" that allows the replacement of old gas lines with polyethylene pipe, eliminating the need for costly and time-consuming street excavations; and (3) the use of a miniature camera that inspects the inside walls of low pressure mains without interrupting service to customers and replaces the more traditional method which involved costly digging and manual inspection to find problem areas.

Environmental Matters

      Commonwealth Gas is participating in the assessment of a number of former manufactured gas plant (MGP) sites and alleged MGP waste disposal locations to determine if and to what extent such sites have been contaminated and whether Commonwealth Gas may be responsible for remedial actions.

      The costs associated with the assessment and clean-up of these sites are recoverable in rates through the cost of gas adjustment clause over a seven-year amortization period without carrying costs pursuant to a 1990 DPU order. Commonwealth Gas has recorded an estimated $2.6 million liability that reflects its best estimate (based on current information) of the costs to be incurred in connection with assessment and remediation activities identified to this point. Commonwealth Gas has also recorded a regulatory asset in anticipation of recovery of these costs. Commonwealth Gas is unable to predict the total cost to ultimately resolve these matters, due to significant uncertainty as to the actual site conditions and the extent of any associated remediation activities and the assignment of responsibility. However, it is expected that all such costs will continue to be recovered in rates as described above.

      Commonwealth Gas and certain other system subsidiaries are also involved in other known or potentially contaminated sites where the associated costs may not be recoverable in rates and have recorded an estimated liability (and a charge to operations) of $1.6 million to cover the expected costs associated with assessment and remediation activities. These estimates are reviewed and adjusted periodically as further investigation and assignment of responsibility occurs. The system is unable to estimate its ultimate liability for future environmental remediation costs. However, in view of the system's current assessment of its environmental responsibilities, existing legal requirements and regulatory policies, management does not believe that these matters will have a material adverse effect on the system's results of operations or financial position.

      In October 1993, Canal Electric reached an agreement with Montaup Electric Company (the 50% owner of Canal Unit 2) and Algonquin Gas Transmission Company (AGT) to build a natural gas pipeline that will serve the Canal Unit 2 generating station. Unit 2 will be modified to burn gas in addition to oil. The first phase of the project was completed in July 1995 when a 1,400 foot gas pipeline was installed 80 feet below the surface of the Cape Cod Canal. The second phase involves the construction of a four-mile pipeline that will ultimately connect Unit 2 to the AGT pipeline system. The project will improve air quality on Cape Cod, enable the plant to exceed the stringent 1995 air quality standards established by the Massachusetts Department of Environmental Protection and will strengthen Canal Electric's bargaining position as it seeks to secure the lowest-cost fuel for its customers. Plant conversion and pipeline construction are expected to be completed in mid-1996.
<PAGE 38>


                              MANAGEMENT'S REPORT

      The consolidated financial statements presented herein are representations of the management of Commonwealth Energy System. Management recognizes its responsibility for the preparation and presentation of financial statements in conformity with generally accepted accounting principles. To fulfill this responsibility, management maintains a system of internal accounting controls, including established policies and procedures and a comprehensive internal auditing program to evaluate the adequacy and effectiveness of accounting and operating controls, compliance with system policies and procedures and the safeguarding of system assets.

      The responsibility of our independent auditors' examination is limited to the expression of an opinion as to the fairness of the consolidated financial statements presented. The independent auditors are selected by the Board of Trustees and report their findings thereto through the Audit Committee, which is comprised of three outside Trustees. The Board of Trustees is responsible for ensuring that both the independent auditors and management fulfill their respective responsibilities as they pertain to these consolidated financial statements.


                                 James D. Rappoli,
                                 Financial Vice President

February 16, 1996.




                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

      To the Board of Trustees of Commonwealth Energy System:

      We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of COMMONWEALTH ENERGY SYSTEM (a Massachusetts trust) and subsidiary companies as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows, changes in common shareholders' investment and changes in redeemable preferred shares for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the System and subsidiary companies' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Energy System and subsidiary companies as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                 Arthur Andersen LLP

Boston, Massachusetts
February 16, 1996.
<PAGE 39>


                       Consolidated Statements of Income
             For the Years Ended December 31, 1995, 1994 and 1993

                                                1995        1994       1993
                                                   (Dollars in Thousands)
Operating Revenues
  Electric                                    $607,047    $639,801   $624,020
  Gas                                          306,953     323,568    302,644
  Steam and other                               17,355      15,867     14,035
                                               931,355     979,236    940,699

Operating Expenses
  Fuel used in electric production,
    principally oil                             57,820      90,414     90,346
  Electricity purchased for resale             274,795     269,418    258,490
  Cost of gas sold                             158,835     177,150    156,709
  Other operation                              200,363     207,502    207,053
  Maintenance                                   38,414      36,522     40,574
  Depreciation                                  48,170      44,188     42,480
  Amortization                                   5,917       5,868      5,764
  Taxes-
    Local property                              17,573      17,467     16,350
    Income                                      24,574      29,154     26,921
    Payroll and other                            8,284       8,087      8,676
                                               834,745     885,770    853,363
Operating Income                                96,610      93,466     87,336

Other Income (Expense)                            (606)     (1,024)     2,449

Income Before Interest Charges                  96,004      92,442     89,785

Interest Charges
  Long-term debt                                38,581      39,442     37,416
  Other interest charges                         6,884       4,475      6,730
  Allowance for borrowed funds used during
    construction                                  (857)       (443)      (195)
                                                44,608      43,474     43,951

Net Income                                      51,396      48,968     45,834
  Dividends on preferred shares                  1,110       1,170      1,230
Earnings Applicable to Common Shares          $ 50,286    $ 47,798   $ 44,604

Average Number of Common Shares
  Outstanding                               10,655,918  10,413,781 10,215,614
Earnings Per Common Share                        $4.72       $4.59      $4.37






The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 40>


                          Consolidated Balance Sheets
                          December 31, 1995 and 1994


                                                       1995        1994
                                                    (Dollars in Thousands)
Assets

Property, Plant and Equipment, at original cost
  Electric                                          $1,105,502   $1,047,140
  Gas                                                  346,990      338,111
  Other                                                 63,132       59,213
                                                     1,515,624    1,444,464
  Less-Accumulated depreciation and amortization       497,627      461,310
                                                     1,017,997      983,154
  Construction work in progress                         10,154       15,835
  Nuclear fuel in process                                  122          139
                                                     1,028,273      999,128


Leased Property, net                                    14,931       15,729


Equity in Corporate Joint Ventures
  Nuclear electric power companies (2.5% to 4.5%)        9,814        9,818
  Other investments                                      3,400        3,830
                                                        13,214       13,648

Current Assets
  Cash                                                   4,319        7,722
  Accounts receivable, less reserves of $8,040,000
    in 1995 and $7,956,000 in 1994                     105,377       92,157
  Unbilled revenues                                     31,642       33,161
  Inventories, at average cost-
    Electric production fuel oil                         1,683        1,689
    Natural gas                                         17,339       24,161
    Materials and supplies                               6,516        7,736
  Prepaid taxes                                          9,044        8,806
  Other                                                  6,799        5,858
                                                       182,719      181,290


Deferred Charges                                       150,964      134,921


                                                    $1,390,101   $1,344,716


The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 41>


                          Consolidated Balance Sheets
                          December 31, 1995 and 1994

                                                       1995        1994
                                                    (Dollars in Thousands)

Capitalization and Liabilities

Capitalization (See separate statement)
  Common share investment                           $  390,785   $  362,997
  Redeemable preferred shares, less current
    sinking fund requirements                           13,840       14,660
  Long-term debt, less current sinking fund
    requirements and maturing debt                     377,181      418,307
                                                       781,806      795,964

Capital Lease Obligations                               13,291       14,098


Current Liabilities
  Interim Financing-
    Notes payable to banks                              55,600       44,850
    Maturing long-term debt                             33,230       25,000
                                                        88,830       69,850

  Other Current Liabilities-
    Current sinking fund requirements                    9,103        6,793
    Accounts payable                                   134,908      117,953
    Accrued taxes-
      Local property and other                           9,580       10,293
      Income                                            22,007        7,654
    Accrued interest                                     8,389        7,251
    Dividends declared                                   8,073        7,894
    Other                                               18,945       23,359
                                                       211,005      181,197
                                                       299,835      251,047


Deferred Credits
  Accumulated deferred income taxes                    170,182      160,944
  Unamortized investment tax credits                    27,903       29,304
  Other                                                 97,084       93,359
                                                       295,169      283,607


Commitments and Contingencies


                                                    $1,390,101   $1,344,716


The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 42>


                     Consolidated Statements of Cash Flows
             For the Years Ended December 31, 1995, 1994 and 1993

                                                   1995       1994      1993
                                                    (Dollars in Thousands)

Operating Activities
  Net income                                    $ 51,396   $ 48,968  $ 45,834
  Effects of noncash items-
    Depreciation and amortization                 50,799     53,727    53,088
    Deferred income taxes, net                     4,182     14,846    17,059
    Investment tax credits, net                   (1,401)    (1,470)   (1,500)
    Earnings from corporate joint ventures        (1,633)    (1,750)   (1,642)
  Dividends from corporate joint ventures          2,067      1,651     1,981
  Change in working capital, exclusive of cash-
    Accounts receivable and unbilled revenues    (11,701)    11,624    (3,961)
    Prepaid income taxes                          14,353      8,016     7,321
    Prepaid (accrued) local property and
      other taxes                                   (950)       616       301
    Accounts payable and other                    23,274     32,437     4,642
  Power contract buy-out                         (25,500)       -         -
  Fuel charge stabilization deferral              (3,447)   (15,964)      -
  Deferred postretirement benefit and
    pension costs                                 (4,479)    (8,536)  (10,175)
  Transition costs, net                           11,390     (2,585)   (8,805)
  All other operating items                       16,321    (15,017)  (17,451)
Net cash provided by operating activities        124,671    126,563    86,692

Investing Activities
  Additions to property, plant and
    equipment (exclusive of AFUDC)-
      Electric                                   (60,841)   (37,997)  (29,490)
      Gas                                        (16,143)   (17,993)  (23,099)
      Other                                       (3,659)    (1,843)   (1,796)
  Allowance for borrowed funds used during
    construction                                    (857)      (443)     (195)
Net cash used for investing activities           (81,500)   (58,276)  (54,580)

Financing Activities
  Sale of common shares                            9,534      9,434     7,118
  Payment of dividends                           (33,142)   (32,475)  (31,101)
  Proceeds from (payment of) short-term
    borrowings, net                               10,750    (27,125)  (93,625)
  Long-term debt issues                              -          -     134,000
  Retirement of long-term debt and preferred
    shares through sinking funds                  (8,716)    (6,406)   (6,419)
  Long-term debt issues refunded                 (25,000)   (10,000)  (37,600)
Net cash used for financing activities           (46,574)   (66,572)  (27,627)

Net increase (decrease) in cash                   (3,403)     1,715     4,485
Cash at beginning of period                        7,722      6,007     1,522
Cash at end of period                           $  4,319   $  7,722  $  6,007

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:
    Interest (net of capitalized amounts)       $ 42,051   $ 41,022  $ 39,685
    Income taxes                                $ 12,918   $ 17,563  $ 13,528



The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 43>

                   Consolidated Statements of Capitalization
                          December 31, 1995 and 1994
                                                         1995       1994
                                                      (Dollars in Thousands)
Common Share Investment
  Common shares, $4 par value-
    Authorized-18,000,000 shares
    Outstanding-10,764,134 shares in 1995
      and 10,525,897 shares in 1994                   $ 43,056    $ 42,103
    Amounts paid in excess of par value                111,749     103,168
    Retained earnings                                  235,980     217,726
      Total common share investment                    390,785     362,997

Redeemable Preferred Shares,
  Cumulative, $100 Par Value
    Series A, 4.80%                                      2,760       2,880
    Series B, 8.10%                                      4,160       4,320
    Series C, 7.75%                                      7,740       8,280
    Less-Current sinking fund requirements                (820)       (820)
      Total redeemable preferred shares                 13,840      14,660

Long-term Debt
  System
    Notes due-
      1995, 4.70%                                          -        15,000
    Senior Notes due-
      1995, 10.39%                                         -        10,000
      1997, 10.48%                                      10,000      10,000
      1998, 10.45%                                      10,000      10,000
      1999, 10.58%                                      10,000      10,000
      Less-Maturing long-term debt                         -       (25,000)
        Total System long-term debt                     30,000      30,000

  Subsidiary companies
    Mortgage Bonds, collateralized by property of
      operating subsidiaries, due-
        1996, 7%                                         3,800       4,560
        1996, 8.99%                                     10,000      10,000
        2001, 8.99%                                     21,750      25,400
        2006, 8.85%                                     35,000      35,000
        2020, 7 3/8%                                    10,000      10,000
        2020, 9 7/8%                                    40,000      40,000
        2020, 9.95%                                     25,000      25,000
        2033, 7.11%                                     35,000      35,000

    Notes due-
        1996, 9.97%                                     20,000      20,000
        1997, 6 1/4%                                     4,320       4,380
        1998, variable rate (6.5625% in 1995 and
                6.75% in 1994)                           9,000       9,000
        1999, 8.04%                                     10,000      10,000
        2002, 7 3/4%                                     2,700       2,800
        2002, 9.30%                                     30,000      30,000
        2003, 7.43%                                     15,000      15,000
        2004, 9.50%                                     15,000      15,000
        2007, 8.70%                                      5,000       5,000
        2007, 9.55%                                     10,000      10,000
        2008, 7.70%                                     10,000      10,000
        2012, 9.37%                                     17,895      18,947
        2013, 7.98%                                     25,000      25,000
        2014, 9.53%                                     10,000      10,000
        2019, 9.60%                                     10,000      10,000
        2023, 8.47%                                     15,000      15,000
        Less-Maturing long-term debt                   (33,230)        -
             Current sinking fund requirements          (8,283)     (5,973)
             Unamortized discount, net                    (771)       (807)
        Total subsidiary companies' long-term debt     347,181     388,307

        Total long-term debt                           377,181     418,307

        Total capitalization                          $781,806    $795,964

The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 44>


     Consolidated Statements of Changes in Common Shareholders' Investment
             For the Years Ended December 31, 1995, 1994 and 1993

                                                   Amounts
                                           Par     Paid in
                                           Value   Excess
                                           $4 Per  of Par   Retained
                                 Shares    Share   Value    Earnings  Total
                                           (Dollars in Thousands)

Balance December 31, 1992       10,141,675 $40,567 $ 88,152 $186,500 $315,219
Add (Deduct)-
 Net income                            -       -        -     45,834   45,834
 Sale of shares                    153,402     613    6,505      -      7,118
 Cash dividends declared-
  Common shares-$2.92 per share        -       -        -    (29,871) (29,871)
  Preferred shares                     -       -        -     (1,230)  (1,230)
Balance December 31, 1993       10,295,077  41,180   94,657  201,233  337,070
Add (Deduct)-
 Net income                            -       -        -     48,968   48,968
 Sale of shares                    230,820     923    8,511      -      9,434
 Cash dividends declared-
  Common shares-$3.00 per share        -       -        -    (31,305) (31,305)
  Preferred shares                     -       -        -     (1,170)  (1,170)
Balance December 31, 1994       10,525,897  42,103  103,168  217,726  362,997
Add (Deduct)-
 Net income                            -       -        -     51,396   51,396
 Sale of shares                    238,237     953    8,581      -      9,534
 Cash dividends declared-
  Common shares-$3.00 per share        -       -        -    (32,032) (32,032)
  Preferred shares                     -       -        -     (1,110)  (1,110)
Balance December 31, 1995       10,764,134 $43,056 $111,749 $235,980 $390,785







        Consolidated Statements of Changes in Redeemable Preferred Shares
              For the Years Ended December 31, 1995, 1994 and 1993

                                           Authorized and Outstanding
                                   Cumulative Preferred Shares-$100 Par Value

                                     Series A   Series B   Series C    Total
                                      4.80%      8.10%      7.75%      Shares

Balance December 31, 1992            31,200     46,400      93,600    171,200
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1993            30,000     44,800      88,200    163,000
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1994            28,800     43,200      82,800    154,800
    Less-Sinking fund redemptions     1,200      1,600       5,400      8,200
Balance December 31, 1995            27,600     41,600      77,400    146,600



The accompanying notes are an integral part of these consolidated financial statements.
<PAGE 45>


                          COMMONWEALTH ENERGY SYSTEM

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   Significant Accounting Policies

      (a)  General

      Commonwealth Energy System (the System) is an exempt public utility holding company with investments in four operating public utility companies located in central, eastern and southeastern Massachusetts. The System is the parent company and, together with its subsidiaries, is collectively referred to as "the system." System electric operations are involved in the production and sale of electricity to 359,000 customers in 41 communities including New Bedford, Plymouth, Cambridge and the geographic area comprising Cape Cod. Gas operations serve 233,000 customers in 49 communities including New Bedford, Cambridge, Plymouth and Worcester. In addition to the utility companies, the system includes a steam distribution company, five real estate trusts and a company engaged in the operation of LNG facilities.

      The system has 2,096 regular employees including 1,235 (59%) who are represented by various collective bargaining units. Agreements with three units representing approximately 34% of regular employees are scheduled to expire in 1996. Employee relations have generally been satisfactory.

      (b)  Principles of Consolidation and Accounting

      The consolidated financial statements include the accounts of the System and all of its subsidiary companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Certain prior year amounts are reclassified from time to time to conform with the presentation used in the current year's financial statements.

      (c)  Regulatory Assets and Liabilities

      The system's operating utility companies are regulated as to rates, accounting and other matters by various authorities, including the Federal Energy Regulatory Commission (FERC) and the Massachusetts Department of Public Utilities (DPU).

      Based on the current regulatory framework, the system accounts for the economic effects of regulation in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." Regulated subsidiaries of the System have established various regulatory assets in cases where the DPU and/or the FERC have permitted or are expected to permit recovery of specific costs over time. Similarly, the regulatory liabilities established by the system are required to be refunded to customers over time. In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. Management does not expect that the effects of SFAS No. 121, which the system adopted on January 1, 1996, will have a material impact on its financial position or results of operations. However, this conclusion may change in the future as changes are made in the current regulatory framework pursuant to an electric utility restructuring order issued by the DPU in August 1995.
<PAGE 46>


                          COMMONWEALTH ENERGY SYSTEM

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The principal regulatory assets included in deferred charges at December 31, 1995 and 1994 were as follows:

                                                         1995        1994
                                                      (Dollars in Thousands)

      Postretirement benefit costs including
         pensions                                      $ 24,608    $ 20,129
      Power contract buy-out                             23,838         -
      Fuel charge stabilization                          22,063      16,638
      Deferred income taxes                              14,106       5,537
      FERC Order 636 transition costs                    11,711      19,201
      Yankee Atomic unrecovered plant and
         decommissioning costs                           10,135      18,368
      Seabrook related costs                              9,511      12,648
      Other                                              13,464      19,216
                                                       $129,436    $111,737

      The regulatory liabilities, reflected in the accompanying balance sheets and related to deferred income taxes, were $14 million and $17.3 million at December 31, 1995 and 1994, respectively.

      As of December 31, 1995, $96.2 million of the system's regulatory assets and all of its regulatory liabilities are reflected in rates charged to customers over a weighted average period of approximately 10 years. In addition, the fuel charge stabilization deferral is expected to be recovered over a six-year period beginning in April 1998, pursuant to a yet to be determined recovery schedule and subject to final DPU approval. System companies intend to request and expect to receive approval for recovery of their remaining regulatory assets in future rate proceedings.

      (d)  Equity Method of Accounting

      The system uses the equity method of accounting for investments in corporate joint ventures due, in part, to its ability to exercise significant influence over operating and financial policies of these entities. Under this method, it records as income the proportionate share of the net earnings of the joint ventures with a corresponding increase in the carrying value of the investment. The investment is reduced as cash dividends are received. The system conducts business with the corporate joint ventures in which it has investments, principally four nuclear generating facilities located in New England and a 3.8% interest in Hydro-Quebec Phase II.

      (e)  Operating Revenues

      Customers are billed for their use of electricity and gas on a cycle basis throughout the month. To reflect revenues in the proper period, the estimated amount of unbilled sales revenue is recorded each month.

      System utility companies are generally permitted to bill customers for costs associated with purchased power and transmission, fuel used in electric production, gas, conservation and load management and environmental costs. The amount of such costs incurred but not yet reflected in customers' bills, which totaled $801,000 in 1995 and $306,000 in 1994, is recorded as unbilled revenues.
<PAGE 47>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      (f)  Depreciation

      Depreciation is provided using the straight-line method at rates intended to amortize the original cost and the estimated cost of removal less salvage of properties over their estimated economic lives. The average composite depreciation rates were as follows:

                                    1995     1994      1993

      Electric                      3.52%    3.30%     3.28%
      Gas                           2.90     2.98      2.95
      Steam                         3.91     3.94      3.61
      LNG                           3.20     3.12      3.07

      (g)  Allowance for Funds Used During Construction

      Under applicable rate-making practices, system companies are permitted to include an allowance for funds used during construction (AFUDC) as an element of their depreciable property costs. This allowance is based on the amount of construction work in progress that is not included in the rate base on which utility companies earn a return. An amount equal to the AFUDC capitalized in the current period is reflected in the accompanying consolidated statements of income.

      While AFUDC does not provide funds currently, these amounts are recoverable in revenues over the service life of the constructed property. The amount of AFUDC recorded was at a weighted average rate of 7.1% in 1995, 9.1% in 1994 and 3.9% in 1993.

(2) Commitments and Contingencies

      (a)  Construction

      The system is engaged in a continuous construction program presently estimated at $293 million for the five-year period 1996 through 2000. Of that amount, $69.3 million is estimated for 1996. The program is subject to periodic review and revision.

      (b)  Seabrook Nuclear Power Plant

      The system's 3.52% interest in the Seabrook nuclear power plant is owned by Canal Electric Company (Canal), a wholesale electric generating subsidiary, to provide for a portion of the capacity and energy needs of affiliates Cambridge Electric Light Company (Cambridge) and Commonwealth Electric Company (Commonwealth Electric). Canal is recovering 100% of its Seabrook 1 investment through a power contract with Cambridge and Commonwealth Electric pursuant to FERC and DPU approval.
<PAGE 48>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Pertinent information with respect to Canal's joint-ownership interest in Seabrook 1 and information relating to operating expenses which are included in the accompanying financial statements are as follows:

                                1995      1994
                            (Dollars in Thousands)

      Utility plant-in-
        service               $232,547  $232,374   Plant capacity (MW) 1,150
      Nuclear fuel              20,138    18,500   Canal's share:
      Accumulated depreciation                       Percent interest   3.52%
        and amortization       (50,230)  (41,654)    Entitlement (MW)   40.5
      Construction work in                         In-service date      1990
        progress                   946       651   Operating license
                              $203,401  $209,871     expiration date    2026

                                1995      1994    1993
                                 (Dollars in Thousands)
      Operating expenses:
        Fuel                  $ 2,353   $ 1,939 $ 3,853
        Other operation         4,292     4,340   4,580
        Maintenance             1,376     1,688     893
        Depreciation            6,542     6,531   6,522
        Amortization            1,319     1,320   1,319
                              $15,882   $15,818 $17,167

      Canal and the other joint owners have established a decommissioning fund to cover decommissioning costs. The estimated cost to decommission the plant is $431.6 million in current dollars. Canal's share of this liability (approximately $15.2 million), less its share of the market value of the assets held in a decommissioning trust (approximately $1.5 million), is approximately $13.7 million at December 31, 1995.

      (c) Price-Anderson Act

      Under the Price-Anderson Act (the Act), owners of nuclear power plants have the benefit of approximately $8.9 billion of public liability coverage which would compensate the public for valid bodily injury and property loss on a no fault basis in the event of an accident at a commercial nuclear power plant. Under the provisions of the Act, each nuclear reactor with an operating license can be assessed up to $79.3 million per nuclear incident with a maximum assessment of $10 million per incident within one calendar year. Nuclear plant owners have initiated insurance programs designed to help cover liability claims relating to property damage, decontamination, replacement power and business interruption costs for participating utilities arising from a nuclear incident.

      The system has an equity ownership interest in four nuclear generating facilities as well as a 3.52% joint-ownership interest in Seabrook 1. The operators of these units maintain nuclear insurance coverage (on behalf of the owners of the facilities) with Nuclear Electric Insurance Limited (NEIL II and NEIL III) and the combined American Nuclear Insurers/Mutual Atomic Energy Liability Underwriters (ANI). NEIL II provides $1.4 billion of property, boiler, machinery and decontamination insurance coverage, including accidental premature decommissioning insurance in the amount of the shortfall in the Decommissioning Trust Fund, in excess of the underlying $500 million policy. NEIL III provides $850 million of additional insurance coverage. All companies insured with NEIL are subject to retroactive assessments if losses exceed the accumulated funds available. ANI provides $500 million of "all risk" property damage, boiler, machinery and decontamination insurance. An additional $200 million of primary financial protection coverage is provided for off-site bodily injury or property damage caused by a nuclear incident.
<PAGE 49>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ANI also provides secondary financial protection liability insurance which currently provides $8.7 billion of retrospective insurance premium benefits in accordance with the provisions of the Act. Additional coverage provided by ANI includes tort liability protection arising out of radiation injury claims by nuclear workers and injury or property damage caused by the transportation or shipment of nuclear materials or waste.

      Based on its various ownership interests in the five nuclear generating facilities, the system's retrospective premium could be as high as $1.9 million yearly or a cumulative total of $15.1 million, exclusive of the effect of inflation indexing (at five-year intervals) and a 5% surcharge ($4 million) in the event that total public liability claims from a nuclear incident exceed the funds available to pay such claims.

      (d)  Power Contracts

      Cambridge and Commonwealth Electric have long-term contracts for the purchase of electricity from various sources. Generally, these contracts are for fixed periods and require payment of a demand charge for the capacity entitlement and an energy charge to cover the cost of fuel. Pertinent information with respect to life-of-the-unit contracts for power from operating nuclear units in which the system has an equity ownership (Yankee Nuclear Units) is as follows:

                                          Connecticut    Maine     Vermont
                                             Yankee      Yankee     Yankee
                                               (Dollars in Thousands)

Equity Ownership (%)                           4.50       4.00       2.50
Plant Entitlement (%)                          4.50       3.59       2.25
Plant Capability (MW)                         560.0      870.0      496.0
System Entitlement (MW)                        25.2       31.2       11.2
Contract Expiration Date                       2007       2008       2012
1993 Actual Cost ($)                         10,016      7,050      4,076
1994 Actual Cost ($)                          8,902      6,250      3,660
1995 Actual Cost ($)                          9,498      7,376      4,003
Decommissioning cost estimate (100%) ($)    385,523    361,212    347,383
System's decommissioning cost ($)            17,349     12,968      7,816
Market value of assets (100%) ($)           180,388    142,116    141,300
System's market value of assets ($)           8,117      5,102      3,179

      Cambridge pays its share of the decommissioning expense to each of the operators of these nuclear facilities as a cost of electricity purchased for resale.

      The system also has long-term contracts to purchase capacity from other generating facilities. Information relative to these contracts is as follows:

                      Range of
                      Contract
                     Expiration  Entitlement     1995       1994       1993
                       Dates       %     MW      Cost       Cost       Cost
                                                   (Dollars in Thousands)
Type of Unit
Cogenerating         2008-2018      *  205.3   $121,636   $137,304  $104,599
Nuclear                 2012       11   73.2     40,376     41,475    40,578
Waste-to-energy         2015      100   67.0     37,526     38,107    34,189
Hydro                2014-2023    100   23.6      9,933      7,521     8,904
  Total                                369.1   $209,471   $224,407  $188,270

   * Includes contracts to purchase power from various cogenerating units with capacity entitlements ranging from 11.1% to 100%.
<PAGE 50>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Costs pursuant to these contracts are included in electricity purchased for resale in the accompanying consolidated statements of income and are recoverable in revenues.

      The estimated aggregate obligations for capacity under the life-of-the-unit contracts from the operating Yankee Nuclear Units and other long-term purchased power contracts in effect for the five years subsequent to 1995 is as follows:

                                          Long-Term
                          Equity Owned    Purchased
                          Nuclear Units     Power          Total
                                   (Dollars in Thousands)

          1996               $21,195       $211,037      $232,232
          1997                21,130        216,527       237,657
          1998                23,596        225,337       248,933
          1999                23,153        236,470       259,623
          2000                23,813        239,709       263,522

      (e)  Yankee Atomic Nuclear Power Plant

      In 1992, Yankee Atomic Electric Company (Yankee Atomic) permanently discontinued power operation and began the decommissioning of the Yankee Nuclear Power Station (the plant). At December 31, 1995, Cambridge and Commonwealth Electric's respective 2% and 2.5% investment in Yankee Atomic was approximately $1.1 million. The companies' estimated decommissioning costs include their unrecovered share of all costs associated with the shutdown of the plant, recovery of their plant investment, and decommissioning and closing the plant. The most recent cost estimate to permanently shut down the plant is approximately $225.2 million at December 31, 1995. The companies' share of this liability is $10.1 million and is reflected in the accompanying consolidated balance sheets as a liability and corresponding regulatory asset. The market value of the companies' share of assets in the plant's decommis-sioning fund at December 31, 1995 is approximately $5.7 million.

      (f) Environmental Matters

      The system is subject to laws and regulations administered by federal, state and local authorities relating to the quality of the environment. These laws and regulations affect, among other things, the siting and operation of electric generating and transmission facilities and can require the installation of expensive air and water pollution control equipment. These regulations have had an impact on the System's operations in the past and will continue to have an impact on future operations, capital costs and construction schedules of major facilities. For additional information, see "Environmental Matters" in Management's Discussion and Analysis of Financial Condition and Results of Operations.

      (g)  FERC Order No. 636

      As a result of implementing FERC Order No. 636 (Order 636), each interstate pipeline company is allowed to collect certain transition costs from its customers that resulted from the pipelines' need to buy out gas supply contracts entered into prior to the issuance of Order 636.
Commonwealth Gas Company (Commonwealth Gas) has been billed a total of approximately $23.8 million from Tennessee Gas Pipeline Company, Algonquin Gas Transmission Company and Texas Eastern Transmission Company through December 31, 1995.

      Commonwealth Gas' pipeline suppliers have made certain filings with the FERC for the collection of their respective transition costs. Commonwealth
<PAGE 51>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Gas' current best estimate of the total remaining transition costs from its suppliers is approximately $11.7 million. This balance has been recorded as a liability with a corresponding regulatory asset. The ultimate level of costs is dependent upon future events, including the market price of natural gas and final settlements between the FERC and the pipeline suppliers.

      In May 1995, the DPU allowed Commonwealth Gas to accelerate recovery of its Order 636 transition costs that were incurred to date. These costs had been deferred and accumulated as a regulatory asset and were being recovered through the cost of gas adjustment (CGA) over a four-year period that began in November 1993. The costs are now being recovered through the CGA over a one-year period that began on May 1, 1995. The accelerated recovery period was permitted by the DPU due to the minimal impact on customers' bills. Any further transition costs are expected to be recovered by Commonwealth Gas through the CGA as incurred.

(3)   Income Taxes

      The system files a consolidated federal income tax return. For financial reporting purposes, the System and its subsidiaries provide taxes on a separate return basis.

      The following is a summary of the consolidated provisions for income taxes for the years ended December 31, 1995, 1994 and 1993:

                                               1995        1994       1993
                                                (Dollars in Thousands)
      Federal
          Current                             $15,954     $12,789    $ 9,438
          Deferred                              8,231      12,617     15,127
          Investment tax credits, net          (1,401)     (1,470)    (1,500)
                                               22,784      23,936     23,065
      State
          Current                               4,176       3,171      2,692
          Deferred                              1,115       2,403      2,282
                                                5,291       5,574      4,974
                                               28,075      29,510     28,039
      Amortization of regulatory liability
          relating to deferred income taxes    (5,164)       (174)      (350)
                                              $22,911     $29,336    $27,689
      Federal and state income taxes
          charged to:
            Operating expense                 $24,574     $29,154    $26,921
            Other (income) expense             (1,663)        182        768
                                              $22,911     $29,336    $27,689

      Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

      In May 1995, Canal refunded certain unprotected excess deferred taxes to Commonwealth Electric and Cambridge resulting in a reduction to the 1995 tax provision.
<PAGE 52>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Accumulated deferred income taxes consisted of the following in 1995 and 1994:

                                                  1995        1994
                                                (Dollars in Thousands)

      Liabilities
          Property-related                      $190,763    $183,019
          Power contract buy-out                  10,002         -
          Fuel charge stabilization                8,149       6,526
          Postretirement benefits plan             6,767       5,543
          Transition costs, net                      -         4,094
          Seabrook nonconstruction                 3,089       4,504
          All other                               20,006      19,999
                                                 238,776     223,685
      Assets
          Investment tax credits                  18,035      18,941
          Pension plan                             7,457       6,744
          Regulatory liability                     6,455       9,536
          All other                               21,570      19,452
                                                  53,517      54,673
      Accumulated deferred income taxes, net    $185,259    $169,012

      The net year-end deferred income tax liability above includes a current deferred tax liability of $15,077,000 and $8,068,000 in 1995 and 1994, respectively, which are included in accrued income taxes in the accompanying consolidated balance sheets.

      The total income tax provision set forth previously represents 31% in 1995, 37% in 1994 and 38% in 1993 of income before such taxes. The following table reconciles the statutory federal income tax rate to these percentages:

                                                  1995      1994      1993
                                                   (Dollars in Thousands)

      Federal statutory rate                          35%       35%       35%

      Federal income tax expense at statutory
        levels                                   $26,007   $27,406   $25,733
      Increase (Decrease) from statutory levels:
        State tax net of federal tax benefit       3,439     3,623     3,233
        Tax versus book depreciation               1,369     1,471     1,501
        Amortization of investment tax credits    (1,368)   (1,457)   (1,454)
        Reversals of capitalized expenses           (652)     (654)     (655)
        Dividend received deduction                 (389)     (428)     (405)
        Amortization of excess deferred reserves  (5,164)     (174)     (350)
        Other                                       (331)     (451)       86
                                                 $22,911   $29,336   $27,689

        Effective federal income tax rate             31%       37%       38%

(4)  Employee Benefit Plans

      (a) Pension

      The system has a noncontributory pension plan covering substantially all regular employees who have attained the age of 21 and have completed a year of service. Pension benefits are based on an employee's years of service and compensation. The system makes monthly contributions to the plan consistent with the funding requirements of the Employee Retirement Income Security Act of 1974.
<PAGE 53>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Components of pension expense and related assumptions to develop pension expense were as follows:

                                            1995        1994        1993
                                               (Dollars in Thousands)

      Service cost                        $  6,386    $  7,316    $  6,069
      Interest cost                         23,949      21,452      20,410
      Return on plan assets-(gain)/loss    (62,933)      4,544     (36,552)
      Net amortization and deferral         42,928     (21,990)     20,669
        Total pension expense               10,330      11,322      10,596
      Less: Amounts capitalized
            and deferred                     1,842       2,823       2,130
        Net pension expense               $  8,488    $  8,499    $  8,466

      Discount rate                         8.50%       7.25%       8.50%
      Assumed rate of return                9.00        8.50        8.50
      Rate of increase in future
        compensation                        5.00        4.50        5.50

      Pension expense reflects the use of the projected unit credit method which is also the actuarial cost method used in determining future funding of the plan. Commonwealth Electric and Cambridge, in accordance with current ratemaking, are deferring the difference between pension contribution, which is reflected in base rates, and pension expense, recognized pursuant to SFAS No. 87, "Employers' Accounting for Pensions." The funded status of the system's pension plan (using a measurement date of December 31) is as follows:

                                                 1995          1994
                                               (Dollars in Thousands)

      Accumulated benefit obligation:
        Vested                                 $(240,585)    $(200,273)
        Nonvested                                (26,772)      (23,299)
                                               $(267,357)    $(223,572)

      Projected benefit obligation             $(323,652)    $(274,120)
      Plan assets at fair market value           308,969       255,263
        Projected benefit obligation
          greater than plan assets               (14,683)      (18,857)
      Unamortized transition obligation            9,643        11,250
      Unrecognized prior service cost             14,792        16,227
      Unrecognized gain                          (27,349)      (24,998)
        Accrued pension liability              $ (17,597)    $ (16,378)

      The following actuarial assumptions were used in determining the plan's year-end funded status:
                                                 1995          1994

      Discount rate                              7.25%         8.50%
      Rate of increase in future compensation    4.25          5.00

      Plan assets consist primarily of fixed-income and equity securities. Fluctuations in the fair market value of plan assets will affect pension expense in future years.

      (b)  Other Postretirement Benefits

      Historically, the system provided postretirement health care and life insurance benefits to eligible retired employees. Employees became eligible for these benefits if their age plus years of service for the system at retirement equaled 75 or more. However, as of January 1, 1993, the system
<PAGE 54>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

eliminated postretirement health care benefits for those non-bargaining employees who were less than 40 years of age or had less than 12 years of service at that date. Under certain circumstances, eligible employees are required to make contributions for postretirement benefits. In addition, certain collective bargaining employees are also participating under these new eligibility requirements.

      The system adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" as of January 1, 1993 and the cumulative effect of implementation of SFAS No. 106 was approximately $106.7 million which is being amortized over 20 years. Prior to 1993, the cost of postretirement benefits was recognized as benefits were paid.

      The system makes contributions to various voluntary employees' beneficiary association trusts that were established pursuant to section 501(c)(9) of the Internal Revenue Code (the Code). The system also makes contributions to a subaccount of its pension plan pursuant to section 401(h) of the Code to satisfy a portion of its postretirement benefit obligation. The system contributed approximately $14 million, $14.5 million and $12.6 million to these trusts during 1995, 1994 and 1993, respectively.

      The net periodic postretirement benefit cost for the years ended December 31, 1995, 1994 and 1993 include the following components and related assumptions:

                                                  1995      1994     1993
                                                  (Dollars in Thousands)

      Service cost                              $ 1,774   $ 2,198  $ 2,100
      Interest cost                               9,022     8,299    9,017
      Return on plan assets                      (5,796)     (186)    (661)
      Amortization of transition obligation
        over 20 years                             5,336     5,336    5,336
      Net amortization and deferral               3,692    (1,118)      30
         Total postretirement benefit cost       14,028    14,529   15,822
      Less: Amounts capitalized and deferred      5,898     8,811   10,832
         Net postretirement benefit cost        $ 8,130   $ 5,718  $ 4,990

      Discount rate                               8.50%     7.25%    8.50%
      Assumed rate of return                      9.00      8.50     8.50
      Rate of increase in future compensation     5.00      4.50     4.50

      The funded status of the system's postretirement benefit plan using a measurement date of December 31, 1995 and 1994 is as follows:

                                                        1995        1994
                                                     (Dollars in Thousands)

      Accumulated postretirement benefit obligation:
        Retirees                                     $ (71,270)  $ (63,280)
        Fully eligible active plan participants        (12,860)    (10,680)
        Other active plan participants                 (41,814)    (37,396)
                                                      (125,944)   (111,356)
      Plan assets at fair market value                  33,324      19,972
      Accumulated postretirement benefit obligation
         greater than plan assets                      (92,620)    (91,384)
      Unamortized transition obligation                 90,703      96,039
      Unrecognized (gain) loss                           1,917      (4,655)
                                                     $     -     $     -
<PAGE 55>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The following actuarial assumptions were used in determining the plan's estimated accumulated postretirement benefit obligation (APBO) and funded status for 1995 and 1994:

                                                        1995        1994

      Discount rate                                     7.25%       8.50%
      Rate of increase in future compensation           4.25        5.00
      Medicare Part B premiums                         12.20       12.30
      Medical care                                      8.00        8.50
      Dental care                                       5.00        5.00

      The above rates, with the exception of the dental rate which remains constant, decrease to five percent in the year 2007 and remain at that level thereafter. A one percent change in the medical trend rate would have a $1.4 million impact on the system's annual expense and would change the APBO by approximately $14.8 million.

      Plan assets consist primarily of fixed-income and equity securities. Fluctuations in the fair market value of plan assets will affect postretirement benefit expense in future years.

      Effective with its June 1, 1993 rate order from the DPU, Cambridge was allowed to recover its SFAS No. 106 expense in base rates over a four-year phase-in period with carrying costs on the deferred balance. In addition, effective May 1, 1995 the DPU approved a settlement proposal sponsored jointly by Commonwealth Electric and the Attorney General of Massachusetts which allows Commonwealth Electric to fully expense costs relating to SFAS No. 106 expense and to amortize its $8.6 million deferred balance to expense over a ten-year period. In February 1996, FERC accepted for filing rate schedules that provide for the recovery of Canal's SFAS No. 106 expense effective with its March 1996 contract billings including the recovery of previously deferred costs over a six-month period. Commonwealth Gas intends to seek recovery of its deferred costs in its next rate proceeding. While the system is unable to predict the outcome of a future rate proceeding, it believes the DPU will authorize similar rate treatment as provided to Cambridge, Commonwealth Electric and other Massachusetts electric and gas companies for the recovery of the cost of these benefits. Further, based on historical DPU action, the system believes that it is appropriate to continue to record the difference between the amount included in rates and SFAS No. 106 expense for Commonwealth Gas as a regulatory asset. At December 31, 1995 and 1994, the system's deferral amounted to approximately $19.7 million and $15.7 million, respectively.

      (c) Savings Plan

      The system has an Employees Savings Plan that provides for system contributions equal to contributions by eligible employees of up to four percent of each employee's compensation rate. Effective January 1, 1993, the rate was increased to five percent for those employees no longer eligible for postretirement health benefits. The total system contribution was $4,393,000 in 1995, $4,302,000 in 1994 and $4,245,000 in 1993.

(5)  Interim Financing and Long-Term Debt

      (a)  Notes Payable to Banks

      System companies maintain both committed and uncommitted lines of credit for the short-term financing of their construction programs and other corporate purposes. As of December 31, 1995, system companies had $80 million of committed lines of credit that will expire at varying intervals in 1996. These lines are normally renewed upon expiration and require annual fees of up
<PAGE 56>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

to .1875% of the individual line. At December 31, 1995, the uncommitted lines of credit totaled $70 million. Interest rates on the outstanding borrowings generally are at an adjusted money market rate and averaged 6.1% and 4.4% in 1995 and 1994, respectively. Notes payable to banks totaled $55,600,000 and $44,850,000 at December 31, 1995 and 1994, respectively.

      (b)  Long-term Debt Maturities and Retirements

      Under terms of various indentures and loan agreements, the System and certain subsidiary companies are required to make periodic sinking fund payments for retirement of outstanding long-term debt. These payments and balances of maturing debt issues for the five years subsequent to December 31, 1995 are as follows:

                   Sinking Funds    Maturing Debt Issues
      Year         Subsidiaries     System  Subsidiaries      Total
                                  (Dollars in Thousands)
      1996             $8,283       $   -       $33,230      $41,513
      1997              7,653        10,000       4,260       21,913
      1998              7,653        10,000       9,000       26,653
      1999              7,653        10,000      10,000       27,653
      2000              6,153           -           -          6,153

(6)   Redeemable Preferred Shares

      Each series of the System's preferred shares was issued at par value, $100 per share, and is subject to periodic, mandatory sinking fund payments. The System can make additional voluntary redemptions, not exceeding the required redemption, at par, on a non-cumulative basis, on each sinking fund date.

      Preferred shares may also be called for redemption, in whole or in part, in excess of the required and voluntary sinking fund redemptions. The obligation to make mandatory redemptions is cumulative and the System is not allowed to pay dividends to common shareholders or make optional sinking fund payments if mandatory redemptions are in arrears. Details of redemptions for each series are contained in the following table:

                                   Sinking Funds          Optional
                  Dividend           1996-2000           Redemption
                    Rate      Mandatory     Optional     Call Prices
                              (Dollars in Thousands)

      Series A     4.80%        $120          $120          $102
      Series B     8.10          160           160           101
      Series C     7.75          540           540           101

      Preferred shareholders have no voting rights except in the event that six full quarterly dividends have not been paid. In this circumstance, the preferred shareholders are entitled, voting as a class, to elect two of the nine Trustees of the System.

      The preference of these shares in involuntary liquidation is equal to par value. The shares are of equal rank and are entitled to cumulative dividends at the annual rate established for each series. No dividend can be declared on any series unless proportionate dividends are concurrently declared on the other outstanding series and in the event that dividend payments are in arrears, the System may not redeem any shares unless all shares of all preferred series are redeemed.
<PAGE 57>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(7)   Disclosures About Fair Value of Financial Instruments

      The fair value of certain financial instruments included in the accompanying Consolidated Balance Sheets as of December 31, 1995 and 1994 are as follows:

                                  1995                   1994
                                   (Dollars in Thousands)

                          Carrying     Fair       Carrying    Fair
                            Value     Value         Value    Value

      Long-term Debt      $418,694   $475,661     $449,280  $449,292
      Preferred Stock       14,660     16,847       15,480    14,687

      The carrying amount of cash and notes payable to banks approximates the fair value because of the short maturity of these financial instruments.

      The estimated fair value of long-term debt and preferred stock are based on quoted market prices of the same or similar issues or on the current rates offered for debt or preferred shares with the same remaining maturity. The fair values shown above do not purport to represent the amounts at which those obligations would be settled.

(8)   Lease Obligations

      System companies lease property, transmission facilities and equipment under agreements, some of which are capital leases. Several subsidiaries renegotiate certain lease agreements annually. These new agreements are for a term of one year and are renewable monthly thereafter. COM/Energy Services Company has agreements in effect for office furniture, computer, transportation and other equipment. Generally, these agreements require the lessee to pay related taxes, maintenance and other costs of operation. Leases currently in effect contain no provisions which prohibit system companies from entering into future lease agreements or obligations.

      The following is a breakdown, by major class, of property under capital lease at December 31, 1995 and 1994:

                                                       1995         1994
                                                     (Dollars in Thousands)

      Transmission facilities                          $13,128    $13,844
      Office furniture, computer equipment and other     1,888      2,236
                                                        15,016     16,080
      Less: Accumulated amortization                        85        351
                                                       $14,931    $15,729
<PAGE 58>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      Future minimum lease payments, by period and in the aggregate, of capital leases and non cancelable operating leases consisted of the following at December 31, 1995:

                                                      Capital   Operating
                                                      Leases      Leases
                                                    (Dollars in Thousands)

      1996                                            $ 3,147    $10,539
      1997                                              2,694      3,808
      1998                                              1,869      1,854
      1999                                              1,806      1,157
      2000                                              1,744        782
      Beyond 2000                                      20,672      2,230
      Total future minimum lease payments              31,932    $20,370
      Less: Estimated interest element
            included therein                           17,001
      Estimated present value of future minimum
            lease payments                            $14,931

      Total rent expense for all operating leases, except those with terms of a month or less, amounted to $12,562,000 in 1995, $13,052,000 in 1994 and
$12,701,000 in 1993. There were no contingent rentals and no sublease rentals for the years 1995, 1994 and 1993.

(9)   Dividend Restriction

      At December 31, 1995, approximately $113,766,000 of consolidated retained earnings was restricted against the payment of cash dividends by terms of indentures and note agreements securing long-term debt.

(10)  Segment Information

      System companies provide electric, gas and steam services to retail customers in communities located in central and eastern Massachusetts and, in addition, sell electricity at wholesale to Massachusetts customers. Other operations of the system include the development and operation of rental properties and other activities which do not presently contribute significantly to either revenues or operating income.

      Operating income of the various industry segments includes income from transactions with affiliates and is exclusive of interest expense, income taxes and equity in earnings of unconsolidated corporate joint ventures.
<PAGE 59>


                          COMMONWEALTH ENERGY SYSTEM

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

      The amount of identifiable assets represented by the system's investment in corporate joint ventures consists principally of a percentage ownership in the assets of four regional electric generating plants and a 3.8% interest in Hydro-Quebec Phase II.

                                             1995       1994        1993
                                               (Dollars in Thousands)
  Revenues from
    Unaffiliated Customers
      Electric                            $  607,047  $  639,801  $  624,020
      Gas                                    306,953     323,568     302,644
      Steam and other                         17,355      15,867      14,035
        Total Revenues                    $  931,355  $  979,236  $  940,699

  Capital Expenditures (including AFUDC)
      Electric                            $   61,643  $   38,754  $   29,667
      Gas                                     16,198      18,020      23,117
      Other                                    3,659       1,843       1,796
                                          $   81,500  $   58,617  $   54,580

  Operating Income
    Before Income Taxes
      Electric                            $   80,884  $   87,474  $   76,117
      Gas                                     36,611      31,664      35,001
      Steam and other                          3,689       3,482       3,139
        Total Operating Income Before
          Income Taxes                    $  121,184  $  122,620  $  114,257

  Identifiable Assets
      Electric                            $  980,143  $  930,852  $  914,571
      Gas                                    374,615     380,805     376,683
      Steam and other                         57,269      53,914      53,062
                                           1,412,027   1,365,571   1,344,316
    Intercompany eliminations                (35,140)    (34,503)    (42,702)
    Investment in corporate joint
      ventures                                13,214      13,648      13,549
        Total Identifiable Assets         $1,390,101  $1,344,716  $1,315,163

  Depreciation Expense
      Electric                            $   36,977  $   33,188  $   32,188
      Gas                                      9,656       9,559       8,939
      Steam and other                          1,537       1,441       1,353
        Total Depreciation                $   48,170  $   44,188  $   42,480
<PAGE 60>


                          COMMONWEALTH ENERGY SYSTEM

                            SELECTED FINANCIAL DATA

                       1995       1994        1993       1992       1991
                          (Dollars In Thousands Except Common Share Data)
Operating Revenues
  Electric           $  607,047 $  639,801  $  624,020 $  597,269 $  607,371
  Gas                   306,953    323,568     302,644    294,874    252,239
  Steam and other        17,355     15,867      14,035     14,307     13,824
   Total             $  931,355 $  979,236  $  940,699 $  906,450 $  873,434

Net Income           $   51,396 $   48,968  $   45,834 $   39,897 $   19,472

Common Share Data-
 Earnings per share       $4.72      $4.59       $4.37      $3.83      $1.82
 Dividends declared
   per share              $3.00      $3.00       $2.92      $2.92      $2.92
 Average shares
    outstanding      10,655,918 10,413,781  10,215,614 10,081,868  9,944,433

Total Assets         $1,390,101 $1,344,716  $1,315,163 $1,272,019 $1,247,386

Long-term debt       $  377,181 $  418,307  $  448,893 $  361,092 $  366,010
Redeemable preferred
  share investment       13,840     14,660      15,480     16,300     17,120
Common share
  investment            390,785    362,997     337,070    315,219    300,859
Total Capitalization $  781,806 $  795,964  $  801,443 $  692,611 $  683,989



                                             1995 by Quarter
                                  1st        2nd         3rd        4th
                            (Dollars In Thousands Except Per Share Amounts)

Operating Revenues               $265,614   $209,254   $208,136   $248,351
Operating Income                   30,400     17,715     17,520     30,975
Income Before Interest Charges     31,913     17,738     17,945     28,408
Net Income                         20,933      6,430      7,116     16,917
Earnings per Common Share            1.95        .58        .64       1.55
Dividends Declared per
  Common Share                        .75        .75        .75        .75
Closing Price of Common Shares-
  High                             41 7/8     41 1/2     43 3/8     47 1/8
  Low                              35 5/8     37 3/4     35 3/8     41


                                             1994 by Quarter
                                  1st        2nd         3rd        4th
                            (Dollars In Thousands Except Per Share Amounts)

Operating Revenues               $312,906   $213,741   $223,536   $229,053
Operating Income                   38,135     14,310     17,876     23,145
Income Before Interest Charges     38,745     14,399     16,880     22,418
Net Income                         27,951      3,760      6,216     11,041
Earnings per Common Share            2.68        .32        .57       1.02
Dividends Declared per
  Common Share                        .75        .75        .75        .75
Closing Price of Common Shares-
  High                             45 1/2     43 3/4     40 3/4     38 3/4
  Low                              42 7/8     39 1/2     37 1/2     35 3/8

<PAGE 61>



























                          Commonwealth Energy System
                                One Main Street
                             Post Office Box 9150
                      Cambridge, Massachusetts 02142-9150
                           Telephone (617) 225-4000





























<PAGE 62>

APPENDICES
                          COMMONWEALTH ENERGY SYSTEM
               Proxy-Annual Meeting of Shareholders-May 2, 1996
          This Proxy is Solicited on Behalf of the Board of Trustees

  The undersigned hereby appoints Sheldon A. Buckler, Henry Dormitzer and William G. Poist, and each or any of them, with power of substitution, as proxies to attend the Annual Meeting of Shareholders of the System to be held on Thursday, May 2, 1996 and at any adjournment thereof and to vote the number of shares which the shareholder(s) would be entitled to vote if personally present:

  To vote your shares for all Trustee nominees, mark the "FOR"  box on item 1. To withhold voting for all nominees, mark the "WITHHELD" box. If you do not wish your shares voted "FOR" a particular nominee, mark the "EXCEPTION" box and enter name(s) of the exception(s) in the space provided.

_____________________________________________________________________________
                 The Trustees recommend a vote "FOR" #1 and #2
1.  Election of Trustees
    Nominees: P. H. Cressy, W. J. O'Brien, W. G. Poist
    [  ]  FOR     [  ]  WITHHELD   [  ]  EXCEPTIONS
    EXCEPTIONS: ____________________
2.  Consent to a two-for-one share split and to amend
    Sections 5 and 22 of the Declaration of Trust.
    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________
                  The Trustees recommend a vote "AGAINST" #3
3.  Shareholder Proposal
    [  ]  FOR     [  ]  AGAINST    [  ]  ABSTAIN
_____________________________________________________________________________
4.  Upon any other business that may properly come before the meeting.
_____________________________________________________________________________
      This Proxy will be voted as directed above.  If no other indication is made, this proxy will be voted FOR proposals #1 AND 2,
                           and AGAINST proposal #3.
           Any proxy or proxies to vote such shares at said meeting
          heretofore given by the shareholder(s) are hereby revoked.
                     PLEASE SIGN AND DATE ON REVERSE SIDE





           ____________________________________________________

           ____________________________________________________
                                                    Signature(s) should agree
with name(s) printed below

       (When signing as attorney, executor or administrator, trustee or guardian, etc., please indicate your full title as such.)

Acct. No.                                                      No. of Shares





Dated_______________________, 1996

           PLEASE SIGN, DATE AND RETURN IN ENCLOSED PREPAID ENVELOPE